                                                  Filed Pursuant to Rule 424B(1)
PROSPECTUS                                            Registration No. 333-12119


                                4,597,372 SHARES

                        LASER MASTER INTERNATIONAL, INC.

                                  COMMON STOCK
                               ------------------

    This Prospectus relates to the subsequent resale or offer for sale by Selling Stockholders (as hereinafter defined) of up to 4,597,372 shares (the Shares) of Common Stock, par value $.01 per share ("Common Stock"), of Laser Master International, Inc. ("Laser Master" or the "Company"), a New York corporation, including 3,422,372 Shares currently owned by the Selling Stockholders and 800,000 Shares which may be issued upon the exercise of Warrants and 375,000 Shares which may be issued upon the exercise of Options granted by the Company. The distribution of the Shares may be effected in one or more transactions through one or more transactions through one or more brokers or dealers, through privately negotiated transactions or otherwise at market prices prevailing at the time of sale or at prices otherwise negotiated.

    Upon any sale of the Shares covered by this Prospectus, Selling Stockholders and any participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profits realized on the sale of such Shares received by Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.

    The Common Stock of the Company is listed on the NASDAQ-SM- OTC Bulletin Board-Registered Trademark- under the symbol "LMTI". On September 12, 1996, the last sale price of the Common Stock as reported by NASDAQ was $1,187 per share.

    The expenses of this offering will be paid by the Company.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                                                PROCEEDS TO
                                                                            UNDERWRITING         ISSUER OR
                                                                           DISCOUNTS AND           OTHER
                                                      PRICE TO PUBLIC      COMMISSIONS(1)      PERSONS(2)(3)
Per Share..........................................        $1.19                 --                $1.19
Total..............................................    $5,847,622.60             --            $5,847,622.60


(1) There are no underwriting costs involved.

(2) Assumes the exercise of all options and warrants granted by the Company.

(3) Before deducting estimated expenses of the offering of approximately $101,000 payable by the Company.


                THE DATE OF THIS PROSPECTUS IS OCTOBER 11, 1996.

                            STATE SECURITIES LEGENDS

ALL STATES:

    IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                         NOTICE TO CALIFORNIA RESIDENTS

    THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND OR ENDORSE THE PURCHASE OF THE SECURITIES. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THESE SECURITIES, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

                        NOTICE TO CONNECTICUT RESIDENTS

    THE SECURITIES HAVE NOT BEEN REGISTERED UNDER SECTION 36-485 OF THE CONNECTICUT UNIFORM SECURITIES ACT BUT WILL BE SOLD IN RELIANCE ON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN SECTION 36-490(b)(9)(A) OF SAID ACT AND REGULATIONS PROMULGATED THEREUNDER. THE SECURITIES CANNOT BE RESOLD WITHOUT REGISTRATION UNDER SECTION 36-485 OF SAID ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE PURSUANT TO SECTION 36-490 OF SAID ACT.

                         NOTICE TO NEW JERSEY RESIDENTS

    THIS MEMORANDUM HAS NOT BEEN FILED WITH OR REVIEWED BY THE NEW JERSEY BUREAU OF SECURITIES OR THE DEPARTMENT OF LAW AND PUBLIC SAFETY OF THE STATE OF NEW JERSEY PRIOR TO ITS ISSUANCE AND USE. NEITHER THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY NOR THE BUREAU OF SECURITIES HAS PASSED ON OR ENDORSED THE MERITS OF THE MEMORANDUM (OR THE PRIVATE OFFERING CONTAINED HEREIN). ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                          NOTICE TO NEW YORK RESIDENTS

    THIS MEMORANDUM HAS NOT BEEN REVIEWED BY THE ATTORNEY GENERAL OF THE STATE OF NEW YORK PRIOR TO ITS ISSUANCE AND USE. THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        NOTICE TO PENNSYLVANIA RESIDENTS

    UNDER THE PROVISIONS OF SECTION 207(M) OF THE PENNSYLVANIA SECURITIES ACT OF 1972, A PENNSYLVANIA RESIDENT BY SECTION 203(D) DIRECTLY FORM AN ISSUER OR AFFILIATE OF AN ISSUER SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER OR ANY OTHER PERSON WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO BUSINESS DAYS AFTER HE MADE THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.

    EACH PERSON ENTITLED TO EXERCISE THE RIGHT TO WITHDRAW GRANTED BY SECTION 207(M), AND WHO WISHES TO EXERCISE SUCH RIGHT, MUST WITHIN THE AFOREMENTIONED TWO BUSINESS DAYS CAUSE A WRITTEN NOTICE OR TELEGRAM TO BE SENT TO THE COMPANY AT THE ADDRESS PROVIDED IN THE CONFIDENTIAL MEMORANDUM INDICATING HIS INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM MUST BE SENT AND POSTMARKED ON OR PRIOR TO THE AFOREMENTIONED SECOND BUSINESS DAY. IF YOU ARE SENDING A LETTER, IT IS PRUDENT TO SEND IT CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT IS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. SHOULD YOU MAKE THIS REQUEST ORALLY, YOU MUST ASK FOR WRITTEN CONFIRMATION THAT YOUR REQUEST HAS BEEN RECEIVED. AN INVESTOR RESIDING IN PENNSYLVANIA MAY NOT SELL HIS SECURITIES WITHIN TWELVE MONTHS AFTER THE DATE OF HIS PURCHASE.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION UNDER "RISK FACTORS". THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                                  THE COMPANY

    Laser Master International, Inc. ("Laser Master" or the "Company") is a New York Corporation, incorporated on May 5, 1981, originally under the name Lasercraft Industries, Inc. Prior to said date, and in October 1980, in accordance with a specific plan or reorganization of companies under common control and exchange of stock, the Company was organized as a holding company for purposes of acquiring all the issued and outstanding Common Stock of Flexo-Craft Prints, Inc., Utmost Office Supplies, Inc., 185 Front Street Realty Corp, and Harrison Realty Corp.

    The Company, through its wholly-owned subsidiaries, is engaged in the use of a computerized laser system to accomplish Flexographic printing for industrial and commercial printing and engraving and counts among its customers large corporations, some of which are listed on the New York Stock Exchange.

    The principal process of Flexo-Craft is the use of a Zed laser in the manufacturing of its products. The Zed laser process emits a "coherent" wave length (color). A large degree of control is afforded and as a consequence, exceptionally high density of power can be delivered to a well defined area by focusing the light energy. Using a computer driven system, the laser beam makes grooves in the form of designs and patterns on to a rubber material. The rubber material is then sealed on a steel or aluminum cylinder which is then placed on a printing press. In the heat transfer printing process, the ink is injected into the grooves using a computer driven process and then the rubber coated cylinder prints on heat transfer paper. The heat transfer paper is sold to manufacturers who then seal it onto textile materials. The same process is used for gift wrap paper, except the paper itself is the final product. One of the Company's six color presses prints heat transfer paper, the Company's eight color press also prints gift wrap paper.

    The principal parts of the laser system are the scanning mechanism, rotating cylinders and axial scanning platform. In operation, artwork is mounted on a cylinder. As the artwork cylinder rotates, the helium neon laser scanning head reads tonal or line values of a single circumferential scan. A memory stores the data and matches it to the 360 degree rotation of the printing roller. The controlled output of the Everlase Co2 Laser is optically deflected from the laser enclosure through metal tubes to the engraving head. The collimated laser beam can be safely projected over large distances without distortion or inaccuracy. As the cylinder rotates, the scanning-engraving heads move axially between the grooves. The laser receives appropriate commands from the micro-processor insert. A control panel integrates the controls of the Co2 laser with the engraving mechanism.

    The patterns and designs as created and prepared by artists on multi-colored photographic film segments are fed into the computer, which is an integral part of the laser system. Colored photographic film segments are fed into the computer (this service is contracted out by the Company) and thereafter engraves, on a fully automated basis, each dedicated groove of the design simultaneously, yet separately, for each color. The Company, by this method, is able to service many diverse industries that require material in their own production. Due to the exactness of the engraving by the laser ray, the grooves of the design are so true that the impregnation of specific colored inks in the subsequent printing process produce perfect images. To the best of the Company's knowledge, there is only one major and three minor competitors in the continental United States that operate a comparable version of the laser concept and a subliflex flexographic printing press which accommodates fewer colors and produces material of a substantially narrower width.

    The Company acquired a new eight ink color press which was put into full operation in July 1996. The new eight color press can print on either heat transfer or gift wrap paper. The new eight color press also allows the Company to print for the wallpaper, home furnishings and carpet industries. The eight color press is three times faster than the newest six color presses. The Company receives patterns from customers and also designs its own patterns using a computerized color separating system. The Company has an extensive inventory of rubber coated cylinders and designs with engravings that can be continually reused in its process.

                                  THE OFFERING

Common Stock Offered by the Company..........  4,597,372 shares of Common Stock $.01 par value per share
Common Stock to be Outstanding after the
  Offering...................................  10,297,028 shares(1)
Use of Proceeds..............................  The Company will not receive any proceeds from the sale of Common Stock by Selling
                                               Stockholders, unless options or warrants are
                                               exercised. In the event options or warrants
                                               are exercised, the company will use the
                                               proceeds received for general working capital
                                               purposes.
NASDAQ OTC Bulletin
  Board-Registered Trademark- Symbol.........  LMTI

                             SUMMARY FINANCIAL DATA

    The summary historical consolidated financial data presented below for each of the five fiscal years in the period ended November 30, 1995 have been derived from audited Consolidated Financial Statements. The summary historical data presented below for the six months ended May 31, 1995 and May 31, 1996 were derived from Laser Master International Inc.'s Unaudited Condensed Consolidated Financial Statements which contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended May 31, 1996 are not necessarily indicative of the operating results that may be expected for the full fiscal year. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Consolidated Financial Statements and Notes thereto, the Unaudited Condensed Consolidated Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                                                                   SIX MONTHS ENDED
                                                                                                     (UNAUDITED)
                                                                                                ----------------------
                                        FISCAL     FISCAL     FISCAL      FISCAL      FISCAL     MAY 31,     MAY 31,
                                         1991       1992       1993        1994        1995        1995        1996
                                       ---------  ---------  ---------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
Net Sales............................  $6,375,654 $7,268,413 $9,237,340 $8,158,051  $8,432,284  $4,244,770  $4,515,260
Gross Profit.........................  $1,824,865 $2,000,118 $2,887,103 $2,391,675  $2,510,644  $1,325,076  $1,776,714
Net Income (loss) from Operations....  $ 633,686  $ 521,376  $ 771,837  $  276,471  $ (178,957) $   16,398  $ (116,604)
Net Income (loss) Per Share..........  $    .111  $    .091  $    .129  $      .05  $     (.03) $      .00  $     (.01)
Total Assets.........................  $6,779,570 $7,269,019 $8,183,489 $14,801,853 $13,861,245 $14,826,779 $16,097,770
Total Long Term Liability............  $2,912,042 $3,028,919 $2,756,620 $8,172,928  $5,946,837  $8,134,699  $5,923,503
Total Liabilities....................  $3,745,436 $3,713,509 $3,779,141 $10,123,744 $9,359,383  $10,129,562 $8,212,512

------------------------

(1) Excludes 20,000,000 shares of Common Stock reserved for issuance under the Company's proposed Stock Option Plans (the "Plans"). Also, does not include an aggregate of 1,725,000 stock options exercisable at $1.00 per share awarded and or to be awarded to Messrs. Dov, Hershel and Abraham Klein under their respective employment agreements. Additionally, does not include 1,200,000 options awarded and or to be awarded to Mr. Mendel Klein, exercisable at $1.00 per share. Also, does not include a convertible debenture in the sum of $200,000 with interest payable at 5% per annum convertible into Common Stock. The debenture is convertible into shares of stock at a 30% discount to market, based upon the previous five day market average price. The debenture expires June 29, 1998. Additionally, excludes 800,000 shares of Common Stock underlying 800,000 warrants in the within offering, of which 300,000 warrants are exercisable at $1.00 per share expiring May 10, 1999, and 500,000 warrants are exercisable at $2.00 per share expiring May 10, 1999. Additionally, does not include 375,000 shares of Common Stock underlying options in the within offering, of which 100,000 options are exercisable at $1.00 per share expiring May 27, 1997; 100,000 options exercisable at $2.00 per share expiring May 27, 1998, and 175,000 options exercisable at $1.00 per share expiring May 8, 2001.

                                  RISK FACTORS

    Prospective investors should review carefully and consider the factors described under "Risk Factors".

    The securities offered hereby are highly speculative in nature and involve a high degree of risk. Therefore, each prospective investor should consider very carefully certain risks and speculative factors inherent in and affecting the business of the Company prior to the purchase of any of its common stock as well as all of the other matters set forth herein. The Company refers each prospective investor to the 10-KSB Report filed for the fiscal year ended November 30, 1995 and to Forms 10-QSB and 10-QSB/A (No. 1) for the fiscal quarter ended February 29, 1996, and Forms 10-QSB and 10-QSB/A (No. 1) for the fiscal quarter ended May 31, 1996 as well as the Form 8-K Reports all of which are incorporated by reference herein. Certain of these risks and speculative factors are as follows:

    1. NEW INDUSTRY. The primary business of the Company is the use of the laser process as applied to the industrial and commercial printing and engraving industry and while the Company has achieved success in this area, the use of lasers, specifically in the printing and engraving area, is a relatively new concept. There can be no assurance that the Company will be able to continue utilization of lasers without upgrading its technology which may require substantial additional capital in order to maintain the Company's machinery and equipment at a high level of efficiency.

    2. CHANGING TECHNOLOGY. The field of lasers is an ever-expanding and changing area of technology. The Company's ability to compete successfully in the markets in which it engages will depend upon the Company's ability to develop and acquire new and improved laser technologies so as to be in a position to compete with new companies which may enter into the laser printing and engraving business.

    3. COMPETITION. The utilization of the laser in the industrial and commercial printing business is a relatively new concept and to the Company's knowledge, there are less than five companies in the United States utilizing the laser concept in a similar manner as that of the Company. There can be no assurance that companies with greater financial and technical capabilities will not enter into the textile printing and engraving market. It is possible that the Company may experience increased competition from companies with more technically oriented personnel. The Company may not be able to compete successfully with such companies because of its limited capital and technical ability and may be subject to inherent risks in the area of the business it is involved in.

    4. DEPENDENCE ON EQUIPMENT MANUFACTURER. There is only one known manufacturer of the type of laser device utilized by the Company and therefore the Company is dependent upon the manufacturer of the laser device utilized in its printing and engraving business. The manufacturer of the printing equipment may at its option elect to significantly increase prices which it charges the Company for parts and related equipment and in addition may also generally increase its prices for its laser product so that the Company's intended purchase of new laser equipment may be subject to significant price increases which may materially and adversely affect its working capital position and/or may require additional financing from borrowing or equity offerings.

    5. NO PATENT PROTECTION. The Company does not have any patent protection with respect to the utilization of the laser process and there is no assurance that the laser process being utilized by it may not be improved upon by other companies or that the Company's technology in its present state may be duplicated and utilized by existing competitors of the Company.

    6. DEPENDENCE ON KEY PERSONNEL. At the present time the Company is dependent on its President, Mendel Klein. The loss or incapacity of Mendel Klein may be detrimental to the business operation of the Company. The Company's successful operations in the future will necessarily depend on its ability to employ additional executive personnel. There can be no assurance that the Company may be able to attract qualified personnel.

    7. NO KEY MAN LIFE INSURANCE. At the present time the Company does not have a life or disability insurance policy on Mr. Mendel Klein the Company's Chairman and President. In the event of Mr. Klein's death or incapacity the Company may suffer adverse management effects, and may not be able to attract and/or retain a suitable replacement for Mr. Klein.

    8. INSIDER CONTROL. Upon exercise of all stock options granted by the Company to officers, directors and key employees of the Company, a majority of all shares of Common Stock outstanding, will be owned by officers, directors, and key employees of the Company. Accordingly by virtue of their stock holdings, they will be able to control the affairs and policies of the Company (see "Management" and "Principal Shareholders" as described in the Form 10-KSB for the fiscal year ending November 30, 1995, incorporated herein by reference.) The company, on January 19, 1996, effective January 2, 1996, entered into three (3) employment agreements with Messrs. Abraham Klein, Dov Klein and Hershel Klein and granted an aggregate of 3,450,000 options to purchase 3,450,000 shares of common stock at $1.00 per share over a period of ten (10) years at the rate of 345,000 options per year. The employment agreements further provide the employee at his option may renew the employment agreement at the end of the 5 year term by providing written notice of renewal 180 days (6 months) to the Company to renew the agreement under the same terms and conditions of the original employment agreement, or in the alternative to be paid the sum of $150,000 per annum without any additional stock options as provided in the initial employment agreement. The initial employment contracts provide for salary compensation of $50,000 per annum in addition to 115,000 stock options at $1.00 per share to purchase 115,000 shares of the Common Stock of the Company per employee each year as long as employee is employed by the Company and is in good standing. The Company has agreed to grant piggyback cost free registration rights to each employee for option shares awarded as part of the compensation to be paid by the Company. Messrs. Abraham Klein, Dov Klein and Hershel Klein are related to Mendel Klein, President and Chairman of the Board of the Company. Mr. Mendel Klein disclaims any beneficial ownership of the options to be awarded to Messrs. Abraham Klein, Dov Klein and Hershel Klein (see Certain Relationships and Related Transactions). The Company has the option to transfer any of the stock options granted herein to a qualified or non-qualified employee stock option plan during the term of the employment agreements. The Company does not have an independent audit or compensation committee, and while the company intends to establish an audit and compensation committees in the near future, there is no assurance that it will do so.

    9. PREVIOUS EARNINGS. The Company had losses of $(178,957) for the fiscal year ended November 30, 1995. For the six months ended May 31, 1996 the Company had losses of approximately $(116,000). There can be no assurance that the Company will not continue to have losses or to be able to achieve positive earnings in the future.

    10. NO DIVIDENDS. The anticipated capital requirements of the Company are such that its earnings, if any, will be applied to such requirements. Further there are no assurances that the Company may have earnings in the future. Therefore, the purchasers of the shares offered hereby may not expect to realize a return on their investment in such shares in the form of dividends in the foreseeable future, if ever.

    11. PUBLIC MARKET TRADING. The Company is currently trading on the NASDAQ OTC Bulletin Board-Registered Trademark- Trading System and not on the National Over the Counter Computerized Trading Market System. While the Company meets the capital requirements to be listed on the NASDAQ Small Cap Trading System, it does not meet the minimum price quotation. There is no assurance that the Company may be able to meet that qualification within the next 90 to 180 days of trading, or that it will continue to qualify for trading on the NASDAQ OTC Bulletin Board-Registered Trademark- Trading System.

    12. SHARES ELIGIBLE FOR FUTURE SALES. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Upon closing of its recently completed private placement, the Company had a total of 10,113,336 shares of Common Stock outstanding and 20,000,000 shares reserved for issuance (herein after collectively, "Reserved Securities") (does not include potential aggregate of 3,450,000 Stock Options to be awarded to Messrs. Abraham, Dov and

Hershel Klein pursuant to employment contacts (over a ten year period) and a potential 1,200,000 stock options to be awarded to Mr. Mendel Klein (over a five year period.)) pursuant to the Company's Qualified Stock Option Plan and Non-Qualified Stock Option Plan for Directors, Officers and Consultants approved by shareholders, (see Selling Stockholders herein for itemization of options and warrants granted and subject to this registration). The Company presently has 10,297,028 shares of Common Stock issued and outstanding, 3,149,656 are freely tradeable without restriction under the 1933 Act and the remaining 7,147,372 shares of Common Stock (including of 3,625,000 shares of stock owned by Mr. Mendel Klein, the president and chief executive officer of the Company and 3,422,372 shares included in the within offering, see Selling Stockholders herein) are "restricted securities" as defined by Rule 144 promulgated under the 1933 Act.

    13. RULE 144 SHARES AND REGISTRATION RIGHTS. Approximately 3,625,000 of the presently outstanding shares of the Company's Common Stock are owned by Mr. Mendel Klein the Company's President and Chief Executive Officer. These shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Act and may be sold only in compliance with such Rule or pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of (i) 1% of the Company's then outstanding Common Stock or (ii) the average weekly volume of trading of such Common Stock as reported during the preceding four calendar weeks. Certain non-affiliated persons may sell without regard to such restrictions after holding such securities for three years. The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements or otherwise, may have on any then prevailing market price for the Company's securities although it is likely that sales of a large number of securities would depress such market price.

    14. DILUTION. Investors participating in this Offering may experience substantial dilution in the net tangible book value of their investment on a common stock basis. Additional dilution may also be incurred upon the exercise of outstanding options and warrants, granted under the Company's stock option plans in addition to options granted to officers, directors, employees and consultants of the Company.

    15. TRADING MARKET LIQUIDITY. Investors should be aware that 820,000 shares of common stock, or a portion thereof, sold by the Company under the Company's recently completed private placement may be subject to a Regulation S exemption. Any applicable exemptions may have an adverse impact upon the trading market of the Company's Common Stock. Mr. Mendel Klein, President and Chief Executive Officer of the Company owns approximately 3,625,000 shares of the Company's Common Stock which shares are eligible to be sold pursuant to Rule 144 of the Securities Act.

    16. ABILITY TO CONTINUE TO INCREASE PRODUCTIVITY: The Company anticipates an increasing amount of orders for its products from current and new customers. It will only be able to fill the increase in orders and increase its business and profitability dependent upon the performance of its high tech equipment.

    17. LABOR RELATIONS/ UNION CONTRACTS The Company employs 70 employees as production employees who are members of Local 17-18 of the United Production Workers. The Company is a Member of an Association that has a Collective Bargaining Agent with AFL CIO Local 17-18 of the Production Workers Union. While the Company presently enjoys favorable relations with its employees, there can be no assurance that such relationship will continue.

    18. EQUIPMENT OPERATION. The Company has a substantial amount of its working capital and credit line availability in the development of an eight color press which enables the Company to provide its product on a mass produced basis for its customers. The Company experienced significant time delays and expense with the start-up of the 8 color press. While the 8 color press is presently operational, there is no assurance that the press will remain fully operational and the Company may experience additional delay and cost in its operation.

    19. PENDING LEGAL ACTION. The Company is a plaintiff in an action in the New York State Supreme Court against HBE Leasing Corp ("HBE"). While the Company believes it has a meritorious cause of action, there is no assurance that it will obtain a Judgment against HBE or that a judgment will be collectible by the Company. HBE has filed a counter-claim against the Company for $3,000,000 for actual and punitive damages. The Company believes that it has a meritorious defense to the counter-claim.

    20. MORTGAGED REAL PROPERTY. The Company's real property, executive offices, plant and manufacturing facility are encumbered with two real property mortgages aggregating the sum of $2,826,667.

    21. ENVIRONMENTAL. The Company utilizes chemicals and related materials in the manufacturing process. While the Company has taken steps to assure that its manufacturing process is in compliance with both federal and state environmental standards, there are no assurances that the company will remain in compliance or that existing regulations will not be modified or revised resulting in the Company being required to expend additional costs and expenses.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock under the offering by Selling Stockholders. In the event any option or warrant holder elects to exercise, then in that event the Company will receive proceeds. In the event proceeds are received, they will be used for working capital purposes.

    The Company has agreed to provide to selling stockholders a cost free registration for shares owed by Selling Stockholders and the shares underlying options and warrants.

DIVIDENDS

    The Company from its inception has retained all earnings. The Company currently intends to retain all earnings when realized to finance future growth and therefore does not anticipate paying any cash dividends on its Common Stock for the foreseeable future.

                        DETERMINATION OF OFFERING PRICE

    The offering price is to be determined by the market price for the Company's Common Stock as traded on the NASDAQ OTC Bulletin Board-Registered Trademark-market. There is no material disparity between the offering price of the Common Stock being registered and the market price of outstanding shares based upon the current market price.

CAPITALIZATION

    The following table sets forth the capitalization of the Company at May 31, 1995 as adjusted to give effect to the issuance and sale of the stock offered hereby.

                                                                                    AT MAY 31, 1996
                                                                       ------------------------------------------
                                                                                     ACTUAL AS      PRO FORMA AS
                                                                         ACTUAL     ADJUSTED(1)     ADJUSTED(2)
                                                                       ----------  --------------  --------------
STOCKHOLDERS' EQUITY
  Common Stock, $.01 Par Value, 50,000,000 shares authorized;
    10,113,335 Issued and Outstanding; 5,958,335 Actual Adjusted; and
    10,555,707 pro form as adjusted..................................     101,133         59,583         105,557
  ADDITIONAL PAID IN CAPITAL.........................................   5,600,434      2,141,984       7,171,010
  RETAINED EARNINGS..................................................   2,183,691      2,183,691       2,183,691
  TOTAL STOCKHOLDERS' EQUITY.........................................   7,885,258      4,385,258       9,460,258

(1) As adjusted, assumes exclusion of 4,155,000 shares issued by May 31, 1996.

(2) As adjusted to reflect the offering and the application of the net proceeds in the manner set forth under "Use of Proceeds."

SELECTED FINANCIAL DATA

    The following selected historical financial data of the Company for the years ended November 30, are derived from the financial statements of the Company. The financial statements for the years ended November 30, 1994, 1993, 1992, 1991 have been audited by Stephen R. Strauhs, PC independent public accountant. The financial statements for the fiscal year ended November 30, 1995, have been audited by Goldstein & Morris Public Accountants PC, independent auditors. The results of operations for the six months ended May 31, 1996 are not necessarily indicative of the operating results that may be expected for the full fiscal year. Selected Financial Data should be read in conjunction with the financial statement and related notes and "Management's Discussion Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                                   SIX MONTHS ENDED
                                                                                                     (UNAUDITED)
                                                                                                ----------------------
                                        FISCAL     FISCAL     FISCAL      FISCAL      FISCAL     MAY 31,     MAY 31,
                                         1991       1992       1993        1994        1995        1995        1996
                                       ---------  ---------  ---------  ----------  ----------  ----------  ----------
Income Statement Data:
Net Sales............................  $6,375,654 $7,268,413 $9,237,340 $8,158,051  $8,432,284  $4,244,770  $4,515,260
Gross Profit.........................  $1,824,865 $2,000,118 $2,887,103 $2,391,675  $2,510,644  $1,325,076  $1,776,714
Net Income (loss) from Operations....  $ 633,686  $ 521,376  $ 771,837  $  276,471  $ (178,957) $   16,398  $ (116,604)
Net Income (loss) Per Share..........  $    .111  $    .091  $    .129  $      .05  $     (.03) $      .00  $     (.01)
Total Assets.........................  $6,779,570 $7,269,019 $8,183,489 $14,801,853 $13,861,245 $14,826,779 $16,097,770
Total Long Term Liability............  $2,912,042 $3,028,919 $2,756,620 $8,172,928  $5,946,837  $8,134,699  $5,923,503
Total Liabilities....................  $3,745,436 $3,713,509 $3,779,141 $10,123,744 $9,359,383  $10,129,562 $8,212,512

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

    -  PRINTING SEGMENT

    Net sales for the fiscal year ended November 30, 1995, totaled $8,432,284 as compared to $8,158,051 for the fiscal year ended November 30, 1994, for an increase of 3%. Management attributes the increase in sales to the move by the Company to a larger facility in the 3rd quarter of fiscal year 1995. The move to the new facility enabled the Company to increase its capacity five fold. The Company's new 8 color press which was delivered and assembled in the 3rd quarter did not have an impact on sales in Fiscal year 1995, due to start up delays, however it is expected to help significantly increase sales in the future. The start up delays associated with the implementation of the new 8 color press, required the Company to continually test and modify the press using tremendous amounts of paper, supplies and manpower which contributed to the loss from operations this past fiscal year. Another factor contributing to diminished profits was the relocation of the Company's plant and executive offices. The relocation caused a temporary interruption of production and resulted in employee turnover. The new plant is now fully operational, and the 8 color press is working at almost 100% capacity. Management expects sales and profits to be significantly improved in fiscal year 1996.

    Gross profit percentage for fiscal year 1995 was 29% compared to 33% for fiscal year 1994. The decrease was due to inefficiencies from the move and from increased raw material prices. Selling expenses were 19% of sales in fiscal year 1995 compared to 11% of sales in the prior fiscal year. The Company in fiscal year 1995 hired two sales organizations which began to obtain significant orders toward the end of the 1995 fiscal year, however, the organizations had a great deal of start up expenses which contributed toward increased selling expenses in fiscal year 1995.

    -  REAL ESTATE SEGMENT

    Rental income for fiscal year 1995 compared to the previous year increased 300%. During fiscal year 1995, the operating (loss) from the real estate division was ($207,229) compared to ($282,691) in the previous year. The Company had substantial start up expenses associated with its new building in Harrison, New Jersey. The Company has two unaffiliated tenants with monthly rental income of $28,855. It is anticipated that the real estate segment will be profitable in the future as start up expenses associated with renovation of the Company's new facility are completed.

    -  CORPORATE EXPENSES

    General and administrative expenses for fiscal year 1995 were 9% of sales as compared to 8% of sales for the preceding year. The increase was attributed of increased labor turnover due to the relocation of the Company and the upgrading by the Company, of its computer system.

    Interest and finance charges paid by the Company during fiscal year 1995 increased slightly from fiscal year 1994 due to an increase in the Company's average debt level. In fiscal year 1995 the Company borrowed $700,000 through a 2nd mortgage on the Company's building which houses the Company's executive offices and plant facility. Additionally, the Company increased its line of credit. The Company required additional funds to finance a higher inventory and to fund the Company's move into additional product markets. The Company does not expect any significant additional borrowings for the upcoming year.

    -  LIQUIDITY AND CAPITAL RESOURCES

    The Company ended fiscal year 1995 with a current ration of 1.24 compared to
2.30 in the previous year end. Working capital and cash aggregated approximately $852,118 and $808,746 respectively as of November 30, 1995, as compared to $2,503,079 and $2,016,717 respectively as of November 30, 1994. Management believes its financial position as of November 30, 1995 will enable it to take advantage of new opportunities as they arise.

    In fiscal year 1995, cash flow provided from operations, was $30,442 compared to $1,323,327 in fiscal year 1994. The increase in inventory levels is primarily attributable to support longer lead times in obtaining raw materials. Accounts receivable increased $873,811 due to the Company resuming operations in August 1995 after its relocation. Due to timing of the relocation, most of the Company's sales in fiscal year 1995 occurred from August through November 1995. Accounts payable increased by $679,744 because of increased inventory levels. Following the move, the Company paid vendors on a slower basis in an effort to preserve cash. Net cash generated by investing activities during 1995 was $313,156, which was generated by the sale of fixed assets. Cash flow used for financing activities was $1,551,569, which was primarily a result of the mortgage on the Company's Brooklyn property being satisfied.

    As of November 30, 1995, the Company did not have any availability on its line of credit at Merrill Lynch. During fiscal year 1995, the Company incurred tremendous expenses in relocating its plant and setting up its new 8 color press. This necessitated additional borrowings from National Westminster Bank (N.A.) in the form of a 2nd mortgage of $700,000. The Company does not anticipate any significant borrowing for working capital purposes in fiscal year 1996.

    The Company anticipates that its capital resources provided from cash flow from operations and anticipated financing under a proposed private placement will be sufficient to meet its financing requirements for fiscal year 1996.

    -  INFLATIONARY IMPACT

    Since the inception of operations, inflation has not significantly affected the operating results of the Company. However, inflation and changing interest rates have had a significant effect on the economy in general and, therefore, could affect the operating results of the Company in the future.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

    Net sales for the fiscal year ended November 30, 1994 totaled $8,158,051 as compared to $9,237,340 for the fiscal year ended November 30, 1993; a decrease of 12%. Management attributes the decrease in sales in fiscal year 1994 to a key machine part breaking and disabling one of the Company's two six color presses for a two month period. The interruption in business cost the Company over one million dollars in billing and was the main factor in the decrease in sales in fiscal year 1994. The gross profit margin for the fiscal year ended November 30, 1994 was 32%, which was 1% higher than the previous year. The Company used its financial strength to buy raw materials at volume discounts and, to computerize its entire manufacturing operation. Selling expenses of sales increased from 8% of sales in fiscal year 1993 to 12% of sales in fiscal year 1994. The principal factor in the increase of selling expenses was attributed to efforts to increase the Company's customer base through additional promotional activities.

    General and administrative expenses for fiscal year 1994 were 11% of sales as compared to 12% of sales for the preceding year. The decrease was attributed to implementation of increased computerization by the Company.

    Interest and finance charges paid by the Company during fiscal year 1994 increased substantially from the previous year due to an increase in the Company's average debt level. The Company borrowed $5,750,000 through a tax exempt bond issue to finance the purchase of an 8 color press and a new factory building.

    -  LIQUIDITY AND CAPITAL RESOURCES

    The Company ended fiscal year 1994 with a current ration of 4:2 compared to 4:1 in fiscal year 1993. Working capital and cash aggregated approximately $6,094,409 and $2,016,717 respectively as of November 30, 1994, as compared to $3,302,145 and $908,458 respectively as of November 30, 1993.

    In fiscal year 1994, cash flow defined as the sum of net income plus depreciation and amortization totaled $792,762. Capital expenditures, including assets acquired under capitalized leases were $3,036,968 principally for equipment purchases and facilities improvements. Additionally, in fiscal year 1994, the Company made principal payments of $330,692 against long term debt obligations and capitalized leases.

    As of November 30, 1994, the Company had $2,300,000 available on its line of credit with Merrill Lynch. During fiscal year 1994, the Company committed to purchasing an 8 color press and a new factory building. This was financed by long term financing in the form of a New Jersey Tax Exempt Bond Issue for $5,750,000.

    -  INFLATIONARY IMPACT

    Since the inception of operations, inflation has not significantly affected the operating results of the Company. However, inflation and changing interest rates have had a significant effect on the economy in general and, therefore, could affect the operating results of the Company in the future.

                                    BUSINESS

GENERAL

    Laser Master is a New York Corporation, incorporated on May 5, 1981, originally under the name Lasercraft Industries, Inc. Prior to said date, and in October 1980, in accordance with a specific plan or reorganization of companies under common control and exchange of stock, the Company was organized as a holding company for purposes of acquiring all the issued and outstanding Common Stock of Flexo-Craft Prints, Inc., Utmost Office Supplies, Inc. and 185 Front Street Realty Corp.

    The Company's executive offices and plant facility are located at 1000 First Street, Harrison, New Jersey 07029 (telephone number 1-800-78-LASER). Harrison Realty Corp. ("Harrison Realty"), a wholly-owned subsidiary of the Company owns the real property at 1000 First Street in Harrison, New Jersey. Flexo-Craft Prints, Inc., ("Flexo-Craft"), another wholly-owned subsidiary of the Company, is qualified to do business in the State of New Jersey.

    The Company, through its wholly-owned subsidiaries, is engaged in the use of a computerized laser system to accomplish Flexographic printing for industrial and commercial printing and engraving and counts among its customers large corporations, some of which are listed on the New York Stock Exchange.

FLEXO CRAFT (PROCESS)

    The principal process of Flexo-Craft is the use of a Zed laser in the manufacturing of its products. The Zed laser process emits a "coherent" wave length (color). A large degree of control is afforded and as a consequence, exceptionally high density of power can be delivered to a well defined area by focusing the light energy. Using a computer driven system, the laser beam makes grooves in the form of designs and patterns on to a rubber material. The rubber material is then sealed on a steel or aluminum cylinder which is then placed on a printing press. In the heat transfer printing process, the ink is injected into the grooves using a computer driven process and then the rubber coated cylinder prints on heat transfer paper. The heat transfer paper is sold to manufacturers who then seal it onto textile materials. The same process is used for gift wrap paper, except the paper itself is the final product. One of the Company's six color presses prints heat transfer paper, the Company's eight color press also prints gift wrap paper.

    The principal parts of the laser system are the scanning mechanism, rotating cylinders and axial scanning platform. In operation, artwork is mounted on a cylinder. As the artwork cylinder rotates, the helium neon laser scanning head reads tonal or line values of a single circumferential scan. A memory stores the data and matches it to the 360 degree rotation of the printing roller. The controlled output of the Everlase Co2 Laser is optically deflected from the laser enclosure through metal tubes to the engraving head. The collimated laser beam can be safely projected over large distances without distortion or inaccuracy. As the cylinder rotates, the scanning-engraving heads move axially between the grooves. The laser receives appropriate commands from the micro-processor insert. A control panel integrates the controls of the Co2 laser with the engraving mechanism.

    The patterns and designs as created and prepared by artists on multi-colored photographic film segments are fed into the computer, which is an integral part of the laser system. Colored photographic film segments are fed into the computer (this service is contracted out by the Company) and thereafter engraves, on a fully automated basis, each dedicated groove of the design simultaneously, yet separately, for each color. The Company, by this method, is able to service many diverse industries that require material in their own production. Due to the exactness of the engraving by the laser ray, the grooves of the design are so true that the impregnation of specific colored inks in the subsequent printing process produce perfect images. To the best of the Company's knowledge, there is only one major and three minor competitors in the continental United States that operate a comparable version of the laser concept and a subliflex flexographic printing press which accommodates fewer colors and produces material of a substantially narrower width.

    The Company acquired a new eight ink color press which was put into full operation in July 1996. The new eight color press can print on either heat transfer or gift wrap paper. The new eight color press also allows the Company to print for the wallpaper, home furnishings and carpet industries. The eight color press is three times faster than the newest six color presses. The Company receives patterns from customers and also designs its own patterns using a computerized color separating system. The Company has an extensive inventory of rubber coated cylinders and designs with engravings that can be continually reused in its process.

                          INDUSTRY SEGMENT INFORMATION

                                                                           1995           1994           1993
                                                                       -------------  -------------  ------------
Sales to Unaffiliated Customers:
  Printing...........................................................  $   8,432,284  $   8,158,051  $  9,237,340
  Real Estate........................................................        368,110        112,885       110,594
Total................................................................  $   8,800,394  $   8,270,936  $  9,347,934
Earnings (loss) from Operations:
  Printing...........................................................  $  (1,344,380) $   1,010,732  $    991,308
  Real Estate........................................................       (207,229)      (282,691)     (219,471)
Total................................................................  $  (1,551,609) $     728,041  $    771,837
Identifiable Assets:
  Printing...........................................................  $   9,189,712  $  11,409,962  $  6,810,148
  Real Estate........................................................      4,671,533      3,391,891     1,373,341
Total................................................................  $  13,861,245  $  14,801,853  $  8,183,489
Capital Expenditures:
  Printing...........................................................  $   3,354,855  $     288,731  $    302,052
  Real Estate........................................................         66,521      2,615,193        20,489
Total................................................................  $   3,421,376  $   2,903,924  $    322,541
Depreciation & Amortization Exp.
  Printing...........................................................  $     476,791  $     413,349  $    299,641
  Real Estate........................................................        150,839        105,652        59,577
Total................................................................  $     627,630  $     519,001  $    359,218

COMPETITION

    While the Company counts among its customers some companies listed on the New York Stock Exchange, it does not depend upon any one customer or supplier for more than 10% of its business. The Company does not have or depend upon any trademark, license or franchise in its business. To the best of the Company's knowledge, there is only one major and three minor competitors in the continental United States that operate a comparable version of the laser concept as described herein.

ENVIRONMENTAL MATTERS

    The Company is unaware of any violation of any provisions, either Federal or State, with respect to the discharge of materials into the environment.

EMPLOYEES

    As of October 4, 1996, the Company employed seventy-five employees of which seventy are full time employees. Four Executive Officers are engaged in office administration duties. The Company employs seventy Employees as production employees who are members of Local 17-18 of the United Production Workers. The Company is a Member of an Association that has a Collective Bargaining Agent with AFL CIO Local 17-18 of the Production Workers Union. While the Company enjoys favorable relations with its employees, there can be no assurance that such a relationship will continue. See Risk Factors herein.

DESCRIPTION OF PROPERTY

    The Company's wholly-owned subsidiary, Harrison Realty Corp., owns the real property containing a single story building of approximately 240,000 square feet, in which the Company's offices and plant facility are located. The property is currently encumbered with a first and second mortgage. The Company presently utilizes approximately 51% of the building and property. Additionally, Harrison Realty Corp. presently has two non affiliated tenants in the remaining space that pay rent to the Company. (See Risk Factors and Notes to Financial Statements.)

LEGAL PROCEEDINGS

    There are no proceedings contemplated or threatened against the Company by any Governmental agency. The Company's Subsidiary, Flexo Craft Prints Inc., is a plaintiff in an action pending in the Supreme Court, State of New York, County of Kings, against HBE Leasing Corporation (HBE).

    The claim is for over-payment of interest to and misrepresentation by HBE as a result of an agreement by and between the Company's Subsidiary and HBE. Since the action has commenced, Flexo-Craft has received permission from the court to amend its complaint against HBE, and has served an amended complaint containing additional allegations by the Company. HBE has counterclaimed against the Company and its principal shareholder, Mendel Klein, alleging that Mr. Klein personally guaranteed the Agreement with HBE and that should HBE be responsible to the Company, Mr. Klein, in effect, is responsible to it (HBE). The relief sought by the Company's Subsidiary is punitive in the sum of $1,000,000 in addition to legal fees. The counterclaim interposed by HBE seeks the sum of $400,000 in actual damages as a result of claimed alleged misrepresentation by Flex-Craft and punitive damages in the sum of $2,200,000. In addition, the same relief is sought against Mendel Klein, as Guarantor of Flexo-Craft's obligation to HBE.

    Management does not believe the results of the litigation will have a material effect on the Company.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY IN RELATION TO
  STOCKHOLDER MATTERS

    The Company's Common Stock is presently traded on the NASDAQ OTC Bulletin Board-Registered Trademark- market. The Company's Common Stock is traded under the symbol "LMTI". The authorized capital stock of the Company consists of 50,000,000 of Common Stock, of which 10,297,028 shares are outstanding as of October 4, 1996. Presently, there are 417 shareholders of record of the Company. The table below shows the high and low bid prices for one share as reported NASDAQ's OTC Bulletin Board-Registered Trademark- informational reports. These prices represent prices between dealers and do not include retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

                                  STOCK PRICE

                                              1996            1995         1994
                                          -------------   ------------  -----------
                                          HIGH     LOW    HIGH    LOW   HIGH   LOW
                                          -----   -----   -----   ----  -----  ----
First Quarter...........................  2         3/4     5/8   1/2    5/8   7/16
Second Quarter..........................  3 1/8   1 1/8     3/4   1/2    5/8   7/16
Third Quarter...........................   --      --       7/8   5/8   21/32  1/2
Fourth Quarter..........................   --      --     1 1/4   7/8    5/8   1/2

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each of the directors and executive officers of Laser Master International, Inc. Each director of Laser Master International, Inc. will hold office until the next annual meeting of stockholders of Laser Master International, Inc. or until his or her successor has been elected and qualified. Officers of Laser Master International, Inc. are elected by the Board of Directors of Laser Master International, Inc and serve at the discretion of the Board of Directors.

    NAME                          AGE                POSITION
    ----------------------------  ---  -------------------------------------
    Mendel Klein................       President, Treasurer, Chairman and
                                  63   Director

    Leah Klein..................  60   Vice-President, Secretary, Director

    Mirel Spitz.................  37   Vice-President, Director

    Abraham Klein...............  32   Director

    MENDEL KLEIN is President, Treasurer and Chairman of the Board of the Company and its subsidiaries from its inception 1977. Mr. Klein has 36 years experience in the knitting and printing industries. From 1970-1976, he was associated with Len Art Knitting Mills, Adelphi Knitting Mills Inc. and Fabrimatics Inc.

    LEAH KLEIN is the wife of Mendel Klein, she has served as an Officer and Director of the Company and its subsidiaries since 1977. Mrs. Klein attends to administrative duties within the Company.

    MIREL SPITZ is a Vice-President and Director of the Company. Mrs. Spitz is the daughter of Mendel and Leah Klein and is employed by the Company in administrative duties. She has served as an officer and director of the Company since 1977.

    ABRAHAM KLEIN is a Director of the Company. Mr. Klein has served in various technical positions of the Company for the past five years. Mr. Klein is the son of Mendel and Leah Klein.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the annual and long-term compensation earned by Laser Master International Inc.'s Chief Executive Officer and the named Executive Officers for the Company's last three completed fiscal years.

                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                                              ANNUAL               AWARDS
                                                                           COMPENSATION         -------------
                                                                     -------------------------   SECURITIES
NAME AND                                                  FISCAL                    ANNUAL       UNDERLYING         ALL OTHER
PRINCIPAL POSITION                                         YEAR        SALARY        BONUS         OPTIONS        COMPENSATION
------------------------------------------------------  -----------  ----------  -------------  -------------  -------------------

Mendel Klein .........................................        1995   $  125,000            0       1,200,000(1)              0(2)
President, Treasurer,                                         1994   $  125,000            0               0                0(2)
  Chairman and Director                                       1993   $  100,000            0               0                0(2)

Leah Klein ...........................................        1995            0            0               0                0
Vice-President, Secretary                                     1994            0            0               0                0
  and Director                                                1993            0            0               0                0

Mirel Spitz ..........................................        1995            0            0               0                0
Vice-President                                                1994            0            0               0                0
  and Director                                                1993            0            0               0                0

------------------------

(1) Mr. Klein was awarded in fiscal year 1996 1,200,000 incentive stock options at $1.00 per share over a period of five years as a part of his employment compensation. 240,000 stock options are to be awarded to Mr. Klein at the end of each fiscal year and are to vest at the time of each annual grant at the discretion of the Board of Directors.

(2) Excludes the Company's contribution and Mr. Klein's participation in group life, accident and hospitalization insurance provided by the Company. Additionally, it does not include the use of a Company owned automobile.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table contains further information concerning the stock option grants made to each of the named officers during fiscal year 1995.

                                                                                  POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                   ------------------------------------------------------------       ANNUAL RATES
                     NUMBER OF      % OF TOTAL                                       OF STOCK PRICE
                    SECURITIES    OPTIONS GRANTED                                   APPRECIATION FOR
                    UNDERLYING          TO                                            OPTION TERM
                      OPTIONS      EMPLOYEES IN     EXERCISE OR    EXPIRATION    ----------------------
NAME                  GRANTED       FISCAL YEAR     BASE PRICE        DATE          5%          10%
-----------------  -------------  ---------------  -------------  -------------     ---         ---
Mendel Klein.....       --              --              --             --           --          --
Leah Klein.......       --              --              --             --           --          --
Mirel Spitz......       --              --              --             --           --          --

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR--AND
  OPTION/SAR VALUES

    The following table sets forth certain information regarding options to purchase common stock held as of October 4, 1996 for each of the named officers. None of such named officers exercised such options during fiscal year 1995.

                                   NUMBER OF SECURITIES
                                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-MONEY
                                OPTIONS AT FISCAL YEAR END       OPTIONS AT FISCAL YEAR END
                                ---------------------------   ---------------------------------
NAME                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
------------------------------  -----------   -------------   --------------   ----------------
Mendel Klein..................    240,000(2)     960,000         $300,000         $1,200,000
Leah Klein....................     --             --              --                --
Mirel Spitz...................     --             --              --                --

------------------------

(1) Calculated on the basis of $1.25 per share, the fair market value of the Common Stock as of September 23, 1996 as quoted on the National Association of Securities Dealers OTC Bulletin Board-Registered Trademark-.

(2) Granted with shareholder approval in fiscal year 1996.

STOCK OPTION PLANS

    The Company at its annual meeting of Shareholders authorized the formation of two stock option plans. A qualified stock option plan (in accordance with Internal Revenue Service Regulations) consisting of 10,000,000 shares $.01 par value, to be awarded to employees by the Board at fair market value at the time of the grant. Additionally, shareholders approved the authorization to establish a non qualified stock option plan consisting of 10,000,000 shares $.01 par value, to be awarded by the Board at fair market value at the time of the grant to officers, directors or consultants. No options have been granted under either plan to date. The Board may its discretion, transfer options previously granted, if eligible into one of the Company's stock option plans.

PRINCIPAL HOLDERS

    The following table and notes set forth information as of October 4, 1996, and as adjusted to reflect the sale of the shares of Common Stock pursuant to the offering, with respect to the voting securities of the Company, beneficially owned by all person(s) known by the Company to be the beneficial owner of more than 5% of the Common Stock and by all directors and executive officers, individually, and all executive officers and directors as a group. The address for each person listed below unless otherwise indicated is Laser Master International, Inc. 1000 First Street, Harrison, New Jersey 07029.

                                                                                          AMOUNT AND
                                       NAME AND                                           NATURE OF     PERCENT OF
                                      ADDRESS OF                                          BENEFICIAL      COMMON
                                 BENEFICIAL OWNERSHIP                                     OWNERSHIP        STOCK
--------------------------------------------------------------------------------------  --------------  -----------
Mendel Klein(1).......................................................................   3,865,000(2)        31.31%
Leah Klein(3).........................................................................        --            --
Mirel Spitz(4)........................................................................        --            --
Abraham Klein(5)......................................................................     115,000(6)        *
Dov Klein(7)..........................................................................     115,000(8)        *
Hershel Klein(9)......................................................................     115,000(10)       *
Palomar Medical Technologies, Inc.
  66 Cherry Hill Drive
  Beverly, MA 01915...................................................................   1,000,000(11)         8.1%
Anthony J. Cataldo(12)
  63 Northeast Village Rd.
  Concorde, NH 03301..................................................................     373,597(13)        3.03%
Young Management Group, Inc.
  24 New England Executive Park
  Burlington, MA 01803................................................................     800,000(14)        6.48%
All Directors and Executive Officers As a Group (4 persons)...........................   3,980,000           32.25%

------------------------
*   Represents less than 1%.

(1) Mr. Mendel Klein is the President and Chief Executive Officer of the
    Company.

(2) Includes 3,625,000 shares of Common Stock eligible for sale under Rule 144 and 240,000 stock options to purchase 240,000 shares of Common Stock at $1.00 per share within 60 days. Mr. Mendel Klein disclaims any beneficial ownership of any of the common stock or options owned by any member of the Klein family.

(3) Mrs. Leah Klein is a Vice President, Secretary and a Director of the Company. Mrs. Leah Klein is the wife of Mr. Mendel Klein. Mrs. Leah Klein disclaims any beneficial ownership of any of the common stock or options owned by any member of the Klein family.

(4) Mrs. Mirel Spitz is a Vice President and Director of the Company. Mrs. Spitz is the daughter of Mr. Mendel Klein and Mrs. Leah Klein. Mrs. Spitz disclaims any beneficial ownership of any of the common stock or options owned by any member of the Klein family.

(5) Mr. Abraham Klein is a Director of the Company and is employed as the Company's Art Director, Mr. Abraham Klein is the son of Mr. Mendel Klein and Mrs. Leah Klein.

(6) Includes 115,000 options to purchase 115,000 shares of Common Stock at $1.00 per share exercisable within 60 days. Mr. Abraham Klein disclaims any beneficial ownership of any of the common stock or options owned by any member of the Klein family.

(7) Mr. Dov Klein is employed as the Company's Product Manager. Mr. Dov Klein is the son of Mr. Mendel Klein and Mrs. Leah Klein.

(8) Includes 115,000 options to purchase 115,000 shares of Common Stock at $1.00 per share exercisable within 60 days. Mr. Dov Klein disclaims any beneficial ownership of any of the Common Stock or options owned by any member of the Klein family.

(9) Mr. Hershel Klein is employed as the Company's Customer Service and Plant Manager. Mr. Hershel Klein is the son of Mr. Mendel Klein and Mrs. Leah Klein.

(10) Includes 115,000 options to purchase 115,000 shares of Common Stock at $1.00 per share exercisable within 60 days. Mr. Hershel Klein disclaims any beneficial ownership of any of the Common stock or options owned by any member of the Klein family.

(11) Shares of Common Stock sold under the Company's private placement and subject to the within Offering (see Selling Stockholders).

(12) Mr. Anthony J. Cataldo is a former Assistant Secretary and Vice-President of the Company. Mr. Cataldo currently serves as a consultant to the Company.

(13) Includes 173,597 shares of Common Stock and 100,000 options to purchase 100,000 shares of Common Stock at $1.00 per share which expire on May 27, 1997 and 100,000 options to purchase 100,000 shares of Common Stock at $2.00 per share expiring on May 27, 1998, all of which are subject to the within Offering (see Selling Stockholders).

(14) Shares underlying warrants subject to the within Offering (see Selling Stockholders).

                              SELLING STOCKHOLDERS

    The selling stockholders (the "Selling Stockholders") are Baratta & Goldstein, Herbert C. Beim, Kuldeep & Meenakshi Bhargava, Alfred E. Bracher III, Anthony J. Cataldo, Gary A. Fowler, Merrill Ganson, Martin C. Goldman, Daryl Hagler, Niloufar Hakimi, Robert Haller, The Intergroup Corporation, Elliot Kahan, Kalma M. Kahan, Clifford T. Katz, Ron J. Katz, Maimon Leavitt, Arthur W. Lewis, Livia Management Corp., Alan J. Mintz, Palomar Medical Technologies, Inc., Jacob Rahmanan, William J. Rank, Doreen Reinhardt, Joseph F. Roda, Penelope N. Roda, John A. Sanacore, Robert Siegel, Stephen R. Strauhs, Tontine Holdings Corp., Charles L. Whetstone, L. Eric Whetstone, John V. Winfield, Young Management Group, Inc., Lewis Ziegler, Kurt R. Ziemer and Richard D. Ziemer. The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders which are covered by this Prospectus; and the number of shares of Common Stock which will be owned by the Selling Stockholders upon completion of the offering:

                                                                                         NUMBER OF SHARES
                                            NUMBER OF SHARES       NUMBER OF SHARES        TO BE OWNED
                                                 OWNED            TO BE SOLD PURSUANT         AFTER
NAME OF SELLING STOCKHOLDERS              PRIOR TO OFFERING(1)   TO THIS PROSPECTUS(2)     OFFERING(3)
----------------------------------------  --------------------   ---------------------   ----------------
Baratta & Goldstein.....................   150,000(4)                    150,000                 0

Herbert C. Beim.........................    25,000(5)                     25,000                 0

Kuldeep & Meenakshi Bhargava............    20,000(5)                     20,000                 0

Alfred E. Bracher III...................   100,000(5)                    100,000                 0

Anthony J. Cataldo......................   373,597(6)                    373,597                 0

Gary A. Fowler..........................    10,000(5)                     10,000                 0

Merrill Ganson..........................    15,000(5)                     15,000                 0

Martin C. Goldman.......................   270,000(5)                    270,000                 0

Daryl Hagler............................    25,000(5)                     25,000                 0

Niloufar Hakimi.........................    20,000(5)                     20,000                 0

Robert Haller...........................    25,000(5)                     25,000                 0

The Intergroup Corporation..............   100,000(5)                    100,000                 0

Elliot Kahan............................    25,000(5)                     25,000                 0

Kalma M. Kahan..........................    25,000(5)                     25,000                 0

Clifford T. Katz........................    25,000(5)                     25,000                 0

Ron J. Katz.............................    50,000(5)                     50,000                 0

Maimon Leavitt..........................   100,000(5)                    100,000                 0

Arthur W. Lewis.........................     5,000(5)                      5,000                 0

Livia Management Corp...................   500,000(5)                    500,000                 0

Alan J. Mintz...........................     5,000(5)                      5,000                 0

Palomar Medical Technologies, Inc.......  1,000,000(5)                 1,000,000                 0

Jacob Rahmanan..........................   350,000(5)                    350,000                 0

William J. Rank.........................    20,000(5)                     20,000                 0

Doreen Reinhardt........................    50,000(5)                     50,000                 0

Joseph F. Roda..........................    60,000(5)                     60,000                 0

Penelope N. Roda........................    60,000(5)                     60,000                 0

                                                                                         NUMBER OF SHARES
                                            NUMBER OF SHARES       NUMBER OF SHARES        TO BE OWNED
                                                 OWNED            TO BE SOLD PURSUANT         AFTER
NAME OF SELLING STOCKHOLDERS              PRIOR TO OFFERING(1)   TO THIS PROSPECTUS(2)     OFFERING(3)
----------------------------------------  --------------------   ---------------------   ----------------
John A. Sanacore........................    25,000(5)                     25,000                 0

Robert Siegel...........................    50,000(5)                     50,000                 0

Stephen R. Strauhs......................    50,000(7)                     50,000                 0

Tontine Holdings Corp...................    43,775(8)                     43,775                 0

Charles L. Whetstone....................    10,000(5)                     10,000                 0

L. Eric Whetstone.......................    30,000(5)(8)                  30,000                 0

John V. Winfield........................   100,000(5)                    100,000                 0

Young Management Group, Inc.............   800,000(9)(10)                800,000                 0

Lewis Ziegler...........................    25,000(5)                     25,000                 0

Kurt R. Ziemer..........................    50,000(5)                     50,000                 0

Richard D. Ziemer.......................     5,000(5)                      5,000                 0

    Total...............................   4,597,372                   4,597,372                 0

------------------------

 (1) Assumes the exercise of all Warrants and Options presently held and includes all shares issuable upon exercise.

 (2) Includes shares of Common Stock issuable upon exercise of Warrants and Options.

 (3) Assumes the sale of all shares covered by this Prospectus.

 (4) Includes 125,000 options to purchase 125,000 shares of Common Stock exercisable at $1.00 per share expiring May 8, 2001.

 (5) Shares of Common Stock sold under the Company's private placement.

 (6) Includes 173,597 shares of the Company's Common Stock and 100,000 options to purchase 100,000 shares of Common Stock at $1.00 per share expiring May 27, 1997 and 100,000 options to purchase 100,000 shares of common stock at $2.00 per share expiring May 27, 1998. Mr. Cataldo is a former officer of the Company, currently serving as a consultant to the Company.

 (7) Includes 50,000 options to purchase 50,000 shares of the Company's Common Stock at $1.00 per share expiring May 8, 2001.

 (8) Mr. Eric Whetstone is a director of Tontine Holdings Corp.

 (9) Includes 300,000 warrants to purchase 300,000 shares of the Company's Common Stock at $1.00 per share expiring May 10, 1999 and 500,000 warrants to purchase 500,000 shares of the Company's Common Stock at $2.00 per share expiring May 10, 1999.

(10) Young Management Group Inc. ("Young Management") has transferred a part of the warrants issued to it to members of Young Management as follows: Stanley
    Young: 170,000 Warrants, Frog Hollow Partners 40,000 Warrants, Carol A. Smith 110,000 Warrants, Abraham Otrovsky 120,000 Warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company entered into Employment Agreements on January 19, 1996, effective January 2, 1996 with Messrs. Abraham Klein, Dov Klein and Hershel Klein, all of whom are members of the immediate family of Mendel Klein, President and Chairman of the Board of the Company.

    The employment contracts are for an aggregate period of 10 years. An initial term of 5 years, renewable for an additional 5 years. Each agreement provides for salary compensation in the sum of $50,000 per annum in addition to the annual award of 115,000 stock options to purchase 115,000 shares of the common stock of the Company at $1 per share, resulting in Messrs. Abraham Klein, Dov Klein and Hershel Klein receiving 575,000 stock options at $1 per share or an aggregate of 1,725,000 stock options at $1 per share over the initial 5 year term of their employment agreements with the options expiring on January 20, 2001. The employment agreements further provide a right of renewal at the option of each person for an additional 5 years until January 2006 wherein each of the Kleins would have the option to be paid as compensation a salary of $50,000 per annum and an additional 115,000 options to purchase 115,000 shares per year at $1 per share for the same five year period. In the alternative, if they elect not to accept the stock options, they would be paid salary compensation of $150,000 per year for the 5 year renewal term of the respective employment agreements. The company has agreed to grant a cost free piggyback right of registration to Messrs. Abraham Klein, Dov Klein and Hershel Klein or in the alternative to transfer the options granted to a qualified or non-qualified stock option plan during the term of the employment agreements or any renewal of the employment agreements. The employment agreements and renewal (provided all pre-conditions are satisfied) have guaranteed an aggregate of 3,450,000 options at $1 per share to members of the Klein family.

    The company on May 7, 1996 granted 1,200,000 stock options at $1 per share to Mendel Klein, president and chairman of the board for a period of 5 years expiring in 2001. Mr. Klein will receive 240,000 options each year at $1 per share. Upon the exercise of the stock options granted to the Klein family by the company, members of the Klein family will own approximately 51%* of the Company. Mr. Mendel Klein and Messrs. Abraham, Dov and Hershel Klein may disclaim any beneficial ownership with respect to their stock ownership of the options granted to each of them by the Company.

    Mr. Anthony J. Cataldo was appointed assistant secretary and vice-president of the Company in March, 1996. Mr. Cataldo's agreement with the company provides for the payment by the Company to him the sum of $100,000 in addition to 173,597 shares of the Common Stock of the Company. Additionally, Mr. Cataldo was awarded 100,000 stock options to purchase 100,000 shares of Common Stock at $1.00 per share expiring on May 27, 1997 and 100,000 stock options to purchase 100,000 shares of Common Stock at $2.00 per share expiring on May 27, 1998. Effective September 24, 1996, Mr. Cataldo resigned as Assistant Secretary and Vice-President of the Company. Mr. Cataldo will continue to provide services to the Company as a consultant.

    All of the grants of stock and options awarded by the company were ratified by stockholders at the company's annual meeting of stockholders.

                              PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus are being registered by the Company for the respective accounts of the Selling Stockholders. The Company will pay all expenses of registering the Shares. Although, the Company will receive proceeds upon exercise of options or warrants by the Selling Stockholders, the Company will not receive any of the proceeds from sales by the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.

    The Shares may be sold from time to time Selling Stockholders either through one or more brokers or dealers on the NASDAQ OTC Bulletin
Board-Registered Trademark- market, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, and commissions or discounts or any profit realized on the sale of Shares received by the Selling Stockholders or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of the date of this Prospectus,

------------------------

*   Assumes the exercise of all presently outstanding options and warrants.

the Company understands that the Selling Stockholders do not have any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their respective Shares.

                          DESCRIPTION OF COMMON STOCK

COMMON STOCK

    GENERAL

    The Company is authorized to issue 50,000,000 shares of Common Stock, $.01 par value, of which 10,297,028 shares are outstanding.

    Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share of record on all matters to be voted on by the stockholders. As voting by the holders of the Common Stock is not cumulative, the holders of in excess of 50% of the shares of Common Stock outstanding will be able to elect all of the directors.

    Holders of Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution. Shares of Common Stock are not redeemable and have no pre-emptive, conversion or similar rights. All outstanding shares of Common Stock are, and the shares offered hereby will upon issuance be, fully paid and nonassessable.

WARRANTS & OPTIONS

    Of the 4,597,372 shares of Common Stock to be offered under the within offering, included therein are shares of Common Stock underlying 800,000 warrants, of which 300,000 warrants to purchase 300,000 shares of Common Stock, are exercisable at $1.00 expiring May 10, 1999. The remaining 500,000 warrants to purchase 500,000 shares of Common Stock, are exercisable at $2.00, expiring May 10, 1999.

    Additionally, 375,000 underlying shares for 375,000 options are being registered herein. Of the 375,000 options, 100,000 options are exercisable at $1.00 for a period of one year, expiring May 27, 1997. An additional 100,000 options are exercisable at $2.00 for a period of two-years, expiring May 27, 1998. The remaining 175,000 options are exercisable at $1.00 and expire May 8, 2001 (see selling stockholders herein).

    There are no provisions, for changes to or adjustments in the exercise price other than in the event of stock split or dividend.

FUTURE SALES OF COMMON STOCK

    A substantial number of the shares of Common Stock presently outstanding are "restricted securities" as that term is defined in Rule 144 under the Act and may be sold only in compliance with such Rule, pursuant to registration under the Act or pursuant to another exemption therefrom. Generally, under Rule 144, each person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions an amount of shares which does not exceed the greater of (i) 1% of the Company's then outstanding Common Stock or (ii) the average weekly volume of trading of such Common Stock as reported during the preceding four calendar weeks. Certain non-affiliated persons may sell without regard to such restrictions after holding such securities for three years.

    The description of the Common Stock contained in the Company's Registration Statement on Form S-18 under the Exchange Act (Commission File No. 2-76262-NY) is hereby incorporated herein by reference.

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                               VALIDITY OF SHARES

    The validity of the securities being offered hereby is being passed upon Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.

                                    EXPERTS

    The consolidated balance sheets of the company as of November 30, 1995, and the consolidated statements of operations, stockholder's equity and cash flows for the fiscal year ended November 30, 1995, included in this Prospectus, have been included herein in reliance on the report of Goldstein and Morris Certified Public Accountants, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated balance sheets of the Company as of November 30, 1994, and the consolidated statement of operations, stockholders' equity and cash flows for the two fiscal years ended November 30, 1994, included in this Prospectus, have been included herein in reliance on the report of Stephen R. Strauhs, P.C. Certified Public Accountant, independent public accountant, given on the authority of that firm as experts in accounting and auditing.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

    The Company's legal counsel Baratta & Goldstein, has received 25,000 shares of the Company's Common Stock and 125,000 options to purchase 125,000 shares of the Company's Common Stock at $1.00 per share for a period of five years, expiring on May 8, 2001, in consideration for legal services performed for the Company and in connection with the preparation of this registration statement. The shares of common stock and the shares of common stock underlying the options are included within this registration.

    The Company's former certifying accountant, Stephen R. Strauhs received 50,000 options to purchase 50,000 shares of the Company's Common Stock at $1.00 per share for a period of five years, expiring on May 8, 2001, in consideration for services rendered to the Company. The shares of common stock underlying the options are included within this registration.

                             ADDITIONAL INFORMATION

    The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information can be inspected and copied at the Public Reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549, as well as the Regional Offices of the Commission at CITICORP Center 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the NASDAQ OTC Bulletin Board-Registered Trademark- Trading Quotation System, 1735 "K" Street, N.W., Washington, D.C. 20006-1500, on which the Company's Common Stock is listed.

    The Company has filed with the Commission a Registration Statement on Form S-3 and amended on Form S-1 (the "Registration Statement") under the Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained, together with other information about the Company, from the Public

Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates.

                      DOCUMENTS INCORPORATED BY REFERENCE

    There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-KSB for the year ended November 30, 1995, Forms 10-QSB and 10-QSB/A (No.1) for the fiscal quarter ended February 29, 1996, and Form 10-QSB and From 10-QSB/A (No. 1) for the fiscal quarter ended May 31, 1996 and the Company's current reports on Forms 8-K filed May 7, 1996 , May 21, 1996, May 23, 1996 and July 11, 1996 heretofore with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold shall be deemed to incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that statements contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed to constitute a part hereof, except as so modified or superseded.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of the Prospectus has been delivered on written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to the offices of the Company, (1-800-78-LASER) 1000 First Street, Harrison, New Jersey 07029, attention Mendel Klein, President.

    No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates or any offer to, or the solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                INDEMNIFICATION

    The Business Corporation Law of the State of New York grants each corporation organized hereunder the power to indemnify its officers and directors against liability under certain circumstances. The Company's Certificate of Incorporation provides theat the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Company's Certificate of Incorporation also contains a provision eliminating the liability of directors of the company to the Company or its stockholders for monetary damages, except under certain circumstances.

    The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                            This Space Intentionally
                                   Left Blank

                         INDEX TO FINANCIAL STATEMENTS

Reports of Independent Auditors......................................................        F-2

Balance Sheet Fiscal Year 1995.......................................................        F-4

Statement of Income Fiscal Year 1995 and 1994........................................        F-6

Statement of Changes in Stockholder's Equity Fiscal Year 1995........................        F-7

Statements of Cash Flows Fiscal Year 1995 and 1994...................................        F-8

Notes to Financial Statements Fiscal Year 1995 and 1994..............................        F-9

Balance Sheets Fiscal Year 1994 and 1993.............................................       F-19

Statement of Income Fiscal Year 1994, 1993 and 1992..................................       F-21

Statement of Changes in Stockholder's Equity Fiscal Year 1994........................       F-22

Statement of Cash Flows Fiscal Year 1994, 1993 and 1992..............................       F-23

Notes to Financial Statements Fiscal Year 1994, 1993 and 1992........................       F-24

Balance Sheet (unaudited) May 31, 1996...............................................       F-35

Statement of Income (unaudited) May 31, 1996 and 1995................................       F-37

Statement of Cash Flows (unaudited) May 31, 1996 and 1995............................       F-39

Notes to Financial Statements May 31, 1996...........................................       F-40

                              GOLDSTEIN AND MORRIS
                       CERTIFIED PUBLIC ACCOUNTANTS, P.C.
                                501 FIFTH AVENUE
                              NEW YORK, N.Y. 10017

ALBERT M. GOLDSTEIN                                     TELEPHONE (212) 682-3378
EDWARD B. MORRIS                                              FAX (212) 599-6438
ALAN J. GOLDBERGER

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors and Stockholders
Laser Master International, Inc.
and wholly owned subsidiaries

    We have audited the accompanying consolidated balance sheet of Laser Master International, Inc. and subsidiaries as of November 30, 1995, and the related consolidated statements of operations, stockholders equity and cash flows for the year then ended. Our audits also included the consolidated financial statement schedules listed in Item 14(A) of the Index on page 10. These consolidated financial statements and consolidated schedules are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Laser Master International, Inc. and subsidiaries as of November 30, 1995 and the consolidated results of its operations and its cash flows for the year ended November 30, 1995 in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /s/ GOLDSTEIN AND MORRIS
                                          -------------------------

New York, New York
February 22, 1996

                            STEPHEN R. STRAUHS, P.C.
                        Certified Public Accounting Firm
                                 18 Shorn Drive
                            Blauvelt, New York 10913
                               Tel # 914-359-4104
                               Fax # 914-359-4526

Member American Institute of CPA's
Member NYS Society of CPA's

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANT

The Board of Directors and Stockholders
Laser Master International, Inc.
and wholly owned subsidiaries

    We have audited the accompanying consolidated balance sheets of Laser Master International, Inc. and subsidiaries as of November 30, 1994, and the related consolidated statements of operations, stockholders equity and cash flows for each of the years in the three-year period ended November 30, 1994. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Laser Master International, Inc. and subsidiaries as of November 30, 1994 and 1993 and the results of their operations and their cash flows for each of the years in the three-year period ended November 30, 1994 in conformity with generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    As discussed in Note 10 to the financial statements, the Company changed its method of accounting for income taxes in 1994.

/s/ STEPHEN R. STRAUHS
---------------------
Stephen R. Strauhs, P.C.

Blauvelt, N.Y.
February 12, 1995

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     AS OF

                                                                                                      NOVEMBER 30
                                                                                                         1995
                                                                                                     -------------
ASSETS

CURRENT ASSETS:
Cash in Bank.......................................................................................  $     808,746
Short Term Investments--Note 26....................................................................        355,384
Accounts Receivable--Net Notes 4...................................................................      2,304,261
Merch. Invent.--Note 2 and 5.......................................................................        705,965
Prepaid Expenses...................................................................................         90,108
                                                                                                     -------------
TOTAL CURRENT ASSETS...............................................................................  $   4,264,464
                                                                                                     -------------
FIXED ASSETS:--Note 2
Factory Building and Improvements--Note 6..........................................................  $   4,558,388
Land--Factory Site.................................................................................        215,000
Mach'y & Equip.--Note 7............................................................................      8,205,940
Engraving Invent.--Note 9..........................................................................        878,456
Installation Cost..................................................................................      1,056,056
Furniture & Fixtures...............................................................................        107,524
                                                                                                     -------------
TOTAL..............................................................................................  $  15,021,364
LESS: Accumulated Depreciation--Note 8.............................................................     (5,740,399)
                                                                                                     -------------
TOTAL FIXED ASSETS.................................................................................  $   9,280,965
                                                                                                     -------------
OTHER ASSETS:
Deferred Charges--Note 3...........................................................................  $     101,392
Short Term Investments--Note 27....................................................................        160,920
Intangible Asset--Note 16..........................................................................         53,504
                                                                                                     -------------
TOTAL OTHER ASSETS.................................................................................  $     315,816
                                                                                                     -------------
TOTAL ASSETS.......................................................................................  $  13,861,245
                                                                                                     -------------
                                                                                                     -------------

     The accompanying notes to financial statements are an integral part of this statement and should be in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     AS OF

                                                                                                      NOVEMBER 30
                                                                                                         1995
                                                                                                     -------------
LIABILITIES

CURRENT LIABILITIES:
Accounts Payable...................................................................................  $     997,905
Accrued Expenses & Taxes Payable...................................................................         65,987
Stockholder Loan...................................................................................        260,065
Loans Suppliers....................................................................................        350,000
Current Portion of Long Term Debt--Note 19.........................................................      1,738,589
                                                                                                     -------------
TOTAL CURRENT LIABILITIES..........................................................................  $   3,412,546
                                                                                                     -------------

LONG TERM LIABILITIES:
Non-Current Portion of Long Term Debt--Note 19.....................................................  $   5,893,332
Other Accrued Expenses--Note 16....................................................................         53,505
                                                                                                     -------------
TOTAL LONG TERM LIABILITIES........................................................................  $   5,946,837
                                                                                                     -------------
TOTAL LIABILITIES..................................................................................  $   9,359,383
                                                                                                     -------------

STOCKHOLDERS' EQUITY:
Capital Stock--Authorized 8,000,000 shares--1 cent par value Issued & Outstanding-- 5,958,335
  shares at 11/30/95...............................................................................  $      59,583
Additional Capital Paid in Excess of Par...........................................................      2,141,984
Retained Earnings..................................................................................      2,300,295
                                                                                                     -------------
TOTAL STOCKHOLDERS' EQUITY.........................................................................  $   4,501,862
                                                                                                     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........................................................  $  13,861,245
                                                                                                     -------------
                                                                                                     -------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
                              FOR THE YEARS ENDING

                                                                                        NOVEMBER 30   NOVEMBER 30
                                                                                           1995           1994
                                                                                       -------------  ------------
REVENUES
Product Revenues.....................................................................  $   8,432,284   $8,158,051
Rental Income........................................................................        368,110      112,885
                                                                                       -------------  ------------
TOTAL REVENUES.......................................................................  $   8,800,394   $8,270,936
COST OF SALES
Cost of Product Revenues.............................................................  $   5,906,042   $5,470,249
Cost of Rental Income................................................................        383,708      409,012
                                                                                       -------------  ------------
TOTAL COST OF SALES..................................................................  $   6,289,750   $5,879,261
                                                                                       -------------  ------------
GROSS PROFIT.........................................................................  $   2,510,644   $2,391,675
OPERATING EXPENSES
Selling Expenses.....................................................................  $   1,657,626   $  964,412
Gen'l & Adm Expenses.................................................................        827,018      699,222
Non-recurring exp-moving.............................................................      1,122,237       --
                                                                                       -------------  ------------
TOTAL OPERATING EXPENSES.............................................................  $   3,606,881   $1,663,634
                                                                                       -------------  ------------
OPERATING INCOME.....................................................................  $  (1,096,237)  $  728,041
                                                                                       -------------  ------------
Interest Expense.....................................................................  $     509,136   $  506,206
Interest Income & Other Net..........................................................        (53,764)     (93,799)
                                                                                       -------------  ------------
Income Before Inc. Tax Exp...........................................................  $  (1,551,609)  $  315,634
Provision for Income Taxes...........................................................       --             39,163
                                                                                       -------------  ------------
Income (loss) before extraordinary gain..............................................  $  (1,551,609)  $  276,471
Extraordinary Gain...................................................................      1,372,652       --
                                                                                       -------------  ------------
NET INCOME (LOSS)....................................................................  $    (178,957)  $  276,471
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Earnings Per Share before extraordinary gain.........................................           (.26)         .05
Extraordinary Gain...................................................................            .23       --
                                                                                       -------------  ------------
Earnings Per Share...................................................................           (.03)         .05
                                                                                       -------------  ------------
                                                                                       -------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY

                 FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED
                               NOVEMBER 30, 1995

                                                               COMMON     ADDITIONAL
                                                   COMMON      STOCK       PAID-IN       RETAINED
                                                   SHARES      AMOUNT      CAPITAL       EARNINGS       TOTAL
                                                 ----------  ----------  ------------  ------------  ------------
Bal. 12/1/93...................................   5,958,335  $   59,583  $  2,141,984  $  2,202,781  $  4,404,348
Net Income.....................................                                             276,471       276,471
                                                 ----------  ----------  ------------  ------------  ------------
Bal. 11/30/94..................................   5,958,335  $   59,583  $  2,141,984  $  2,479,252  $  4,680,819
Net Income (loss)..............................                                            (178,957)     (178,957)
                                                 ----------  ----------  ------------  ------------  ------------
Bal. 11/30/95..................................   5,958,335  $   59,583  $  2,141,984  $  2,300,295  $  4,501,862
                                                 ----------  ----------  ------------  ------------  ------------
                                                 ----------  ----------  ------------  ------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                              FOR THE YEARS ENDED

                                                                                       NOVEMBER 30    NOVEMBER 30
                                                                                          1995           1994
                                                                                      -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income........................................................................  $    (178,957) $     276,471
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY OPERATING
  ACTIVITIES
  Depreciation & Amortization.......................................................        643,391        519,001

INCREASE (DECREASE) IN CASH FLOWS FROM OPERATIONS RESULTING FROM CHANGES IN:
  Accounts Receivable...............................................................       (873,811)       447,475
  Inventories.......................................................................       (302,315)      (150,630)
  Prepaid Expenses..................................................................        (32,038)       (18,715)
  Loan--Stockholder.................................................................        260,065       --
  Sundry Receivable.................................................................         12,437        (12,437)
  Accounts Payable..................................................................        679,744        (52,308)
  Accrued Expenses..................................................................       (528,074)       314,470
  Loans--Suppliers..................................................................        350,000
                                                                                      -------------  -------------
NET CASH PROVIDED BY OPERATIONS.....................................................  $      30,442  $   1,323,327
                                                                                      -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (Purchase) of short term investments..........................................  $   3,541,592  $  (2,811,988)
  Fixed Assets......................................................................     (3,906,770)    (2,903,924)
  Other Assets......................................................................        678,334       (553,565)
                                                                                      -------------  -------------
NET CASH USED IN INVESTING..........................................................  $     313,156  $  (6,269,477)
                                                                                      -------------  -------------
CASH FLOW PROVIDED FROM (USED FOR) FINANCING ACTIVITIES:
  Proceeds Long Term Borrowing......................................................  $     821,709  $   6,388,101
  Repayments........................................................................     (2,373,278)      (333,692)
                                                                                      -------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES...........................................  $  (1,551,569) $   6,054,409
                                                                                      -------------  -------------
NET INCREASE (DECREASE) IN CASH.....................................................  $  (1,207,971) $   1,108,259
Cash at beginning of year...........................................................      2,016,717        908,458
                                                                                      -------------  -------------
Cash at end of year.................................................................  $     808,746  $   2,016,717
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

NOTE 1. GENERAL

    The consolidated financial statements include the accounts of Laser Master International Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The company was founded in 1981 and prints for the textile industry and the gift wrap paper industry. The company sells its products and services nationwide through its direct sales force and resellers. In addition the Company has a real estate division that rents space in the factory buildings owned by the Company.

    Name and brief description of companies under common control:

    A.  FLEXO-CRAFT PRINTS INC.

        The company has for approximately 14 years been engaged in the business of commercial printing and engraving, utilizing a laser technique. The company principally prints an extensive line of patterns and designs which are sold to industrial customers engaged in the manufacture of textile products and gift wrap paper.

    B.  185 FRONT STREET REALTY CORP.

        The Company sold its only significant asset which was the factory building in Brooklyn and simultaneously settled the mortgage on the building during the past year. The Company has discontinued operations and will be dissolved this year.

    C.  HARRISON REALTY CORP.

        This company owns and operates a 240,000 sq. ft. factory building in Harrison, New Jersey. There are two unaffiliated tenants currently occupying 49% of the space. One tenant occupies 62,600 sq. ft. and pays $14,338 per month plus utilities and water with the lease expiring June 30, 1999. The other tenant occupies 53,600 sq. ft. and pays $14,517 per month plus utilities and water with the lease expiring January 1, 2000. Each of these two tenants are responsible for their percentage of real estate tax increases for the terms of their leases.

        The cost of the building is $4,773,388 and the accumulated depreciation is $165,219 at November 30, 1995. There is no contingent rental income for any of the periods in which an income statement is presented.

        The minimum rental income expected from noncancellable leases:

AT NOVEMBER 30,
--------------------------------------------------------------------------------
1996............................................................................  $    346,260
1997............................................................................       346,260
1998............................................................................       346,260
1999............................................................................       274,570
Subsequent years................................................................        14,517
                                                                                  ------------
Minimum Rental Payments.........................................................  $  1,327,867

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

    (A) Revenue Recognition:

           Sales are recorded when title passes (either at shipment or customer acceptance). Rental Income is earned based on tenant occupancy per leases on the accrual basis.

    (B) Inventory valuation:

           Inventories are stated at the lower of cost (first-in, first-out) or market.

    (C) Depreciation of fixed assets is calculated on the straight line method based on estimated useful lives of 31 1/2 years for buildings and improvements and 10 years for machinery, equipment and furniture.

    (D) Income Taxes:

           Effective December 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This statement requires the use of the asset and liability approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized on temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The Company previously accounted for income taxes in conformity with SFAS No.
       96. The adoption of this statement did not have a material effect on the Company's 1994 financial statements and prior years financial statements were not restated.

    (F) Intercompany Transactions:

        All intercompany transactions have been eliminated.

NOTE 3. DEFERRED CHARGES

    The above account consists principally of costs that were incurred upon the financing of the Company's factory building in Harrison, New Jersey and the new 8 color printing press. The financing was done through a tax exempt bond issue through the New Jersey Economic Development Authority. These costs include EDA fees, legal fees, other professional fees and other closing costs. The costs are being amortized over the length of the loans based on using a straight line method of amortization.

NOTE 4. ACCOUNTS RECEIVABLE

    The account on the balance sheet of Laser Master International Inc. referred to as "Accounts Receivable--Net" represents amounts due from customers for goods sold and delivered on a current basis. The accounts receivable so stated are encumbered to Merrill Lynch. Bad debts are written off as they occur and an allowance for doubtful accounts has been established in the amount of $169,000.

NOTE 5. INVENTORIES

    Inventories at November 30th summarized by major classification were as follows:

                                                                           1995        1994
                                                                        ----------  ----------
Raw material & components.............................................  $  586,001  $  284,612
Work-in-process.......................................................      84,716      57,681
Finished goods........................................................      35,248      61,357
                                                                        ----------  ----------
                                                                        $  705,965  $  403,650

    Work in process and finished goods inventories consist of material, direct labor and overhead associated with the manufacturing process.

NOTE 6. FACTORY BUILDING AND IMPROVEMENTS

    One of the wholly owned subsidiaries of the company, Harrison Realty Corp. owns the factory building in Harrison, New Jersey. The factory building is 240,000 sq. ft. of which 49% is rented to unaffiliated tenants. The building has a 1st mortgage on it from National Westminster Bank, N.J. and the New Jersey EDA as well as a 2nd mortgage from Nat West, N.J.

NOTE 7. MACHINERY AND EQUIPMENT

    The machinery and equipment is owned by the wholly owned subsidiary Flexo-Craft Prints Inc. It consists of various pieces of heavy equipment, the acquisition of which has been financed on an individual basis at the time of purchases and installation. For details of these encumbrances, reference is made to the consolidated schedule of total debt.

NOTE 8. DEPRECIATION

    FIXED ASSETS ARE STATED AT COST. Depreciation is computed by applying the straight-line method to individual items. Where accelerated depreciation methods are used for tax purposes, deferred income taxes may be recorded. Maintenance and repairs were charged to expenses as incurred.

                                                                         11/30/95    11/30/94
                                                                        ----------  ----------
Depreciation charged to Cost of Sales.................................  $  627,630  $  488,577

    The annual depreciation rates used are as follows:

    Building and Improvements............................     3%
    Machinery and Equipment..............................  6.67 %   -   10 %
    Furniture and Fixtures...............................    10%

NOTE 9. ENGRAVING INVENTORY

    The company's principal operating subsidiary, Flexo-Craft Prints Inc. is engaged in the printing of designs and patterns which by means of a laser engraving process grooves are engraved on a rubber sleeve which is coated on a metal cylinder which is then attached to the printing machine. Ink is then placed in the groove portions and printed on paper currently up to six colors.

    In order to present to the trade a wide selection of proprietary patterns and designs, the company maintains a constant library of approximately 5,000 sleeves. In case of obsolete or discontinued designs, sleeves become reusable after mechanically grinding flat the old pattern and vulcanizing the surface.

    For accounting purposes, an obsolescence factor is charged based on the entire cost of discontinued patterns, exclusive of the extended life of the reusable rubber sleeves. Historically this method results in a provision for depreciation of 10% per year of the total library inventory of complete patterns on sleeves.

NOTE 10. INCOME TAXES

    The Financial Accounting Standards Board has issued Statement No. 109, "Accounting for Income Taxes", effective for fiscal years beginning at December 1992. Effective December 1, 1993 the Company adopted the statement which requires an asset and liability approach to financial accounting and reporting of income taxes. The difference between the financial and tax basis of assets and liabilities is determined annually.

    Deferred income taxes and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset that will, more likely than not, be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets or liabilities. The current tax provision is because the Company is subject to the alternative minimum tax.

    The components of the deferred tax asset (liability) are summarized as follows:

                                                                                      1995
                                                                                   -----------
Tax credit carryforwards.........................................................  $    81,550
Net operating loss carryforwards.................................................      229,120
Valuation Allowance..............................................................     (211,852)
                                                                                   -----------
Net deferred tax assets..........................................................  $    98,818
                                                                                   -----------
Deferred Tax Liabilities:
Accelerated depreciation.........................................................  $    98,818
                                                                                   -----------
Total net deferred tax assets....................................................  $   --
                                                                                   -----------
                                                                                   -----------

NOTE 11. ACCRUED EXPENSES

    Accrued Expenses consist of the following:

                                                                                       1995
                                                                                     ---------
Interest...........................................................................  $   5,586
Insurance..........................................................................      4,738
Union..............................................................................      4,944
Rent Deposits......................................................................      7,350
                                                                                     ---------
Total..............................................................................  $  22,618

NOTE 12. REMUNERATION OF DIRECTORS AND OFFICERS

                                                                      ANNUAL
NAME                CAPACITY IN WHICH REMUNERATION WAS RECEIVED       SALARY
---------------  -------------------------------------------------  ----------
Mendel Klein     President, Treasurer, Chairman of the Board        $  100,000

Leah Klein       Vice President, Secretary, Director                   -0-

Mirel Spitz      Vice President, Office Manager, Director              -0-

    Mr. Mendel Klein, pursuant to an employment contract entered into with the company which became effective upon completion of the public offering, receives an annual salary of $125,000. Additionally, Mr. Klein will participate in group life, accident and hospitalization insurance, provide for all key employees, and he will have the use of a company owned automobile. No other officer or director has a contract of employment with the company. There are no consulting agreements in existence between the company and any officers.

NOTE 13. CONTINGENT LIABILITIES

    The Company is contingently liable to National Westminster Bank of New Jersey for letters of credit in the amount of $6,137,129 issued in conjunction with the New Jersey Tax Exempt Bonds which financed the company's new factory building and 8 color press (See Note #19). Nat West Bank has a 1st lien on the assets of Harrison Realty and 2nd and 3rd liens on the assets of Flexo-Craft. Per the loan agreement the company is prohibited from paying cash dividends. The loan agreement to Nat West Bank contains various covenants. The Company is not in compliance with two of these covenents, however waivers from the bank were received.

NOTE 14. EARNINGS PER SHARE--5,958,335 SHARES COMMON STOCK--PAR VALUE $0.01

    Earnings per common and common equivalent share have been computed using the weighted average share of common stock and common stock equivalents outstanding during the periods.

EARNINGS PER SHARE PRIMARY & DILUTED                                         11/30/95     11/30/94
--------------------------------------------------------------------------  -----------  -----------
Income (loss) before gain.................................................   $    (.26)   $     .05
Extraordinary Gain........................................................         .23       --
Net Income (Loss).........................................................        (.03)         .05
Book value per share -
Primary...................................................................         .76          .77
Fully diluted.............................................................         .76          .77

NOTE 15. ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts are written off as they occur. An allowance for doubtful accounts has been established in the amount of $169,000.

NOTE 16. PENSION PLAN

    The Company has a non contributory defined benefit pension plan covering all eligible employees begun in 1993. The plan provides for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement. The benefits payable under the plan are generally determined on the basis of an employees length of service and earnings. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined and tax deductible.

    The plan covers all salaried and hourly employees of the Company except those covered under a collective bargaining agreement. Eligible employees participate in the plan after completing one year of service and attaining age
21. The benefit formula is 22.75% of average pay plus 22.75% average pay in excess of covered compensation reduced proportionately for years of service less than 35. Pension Plan Assets are primarily invested in short and intermediate term cash investments.

    ASSUMPTIONS:

    The present value of benefits used to determine the net periodic pension cost, the projected benefit obligation and the accumulated benefit obligation are based on the following actuarial information:

       1.  Mortality...........................  1983-A
       2.  Discount Rate:......................  7.50% Compounded Annually
       3.  Withdrawal..........................  Not used
       4.  Salary Projection:..................  3% per year
       5.  Return on Plan Assets:..............  7.50% Compounded Annually
       6.  Increase in 415 Limit:..............  3.0%

    Asset Valuation Method: Fair Market Value

    Net Periodic Pension Cost for Fiscal Year Ended:

                                                                                    1995       1994
                                                                                  ---------  ---------
       1.  Service Cost.........................................................  $  10,321  $   9,902
       2.  Interest Cost........................................................     11,239     10,097
       3.  Return on assets.....................................................     11,504     (2,451)
       4.  Net Amort. & deferral................................................     10,764       (899)
                                                                                  ---------  ---------
           Net Pension Cost.....................................................  $  20,820  $  21,551
                                                                                  ---------  ---------
                                                                                  ---------  ---------

    Reconciliation of Funding Status:

                                                                                 1995         1994
                                                                              -----------  -----------
       1.  Projected Benefit Obligation.....................................  $  (171,418) $  (154,628)
       2.  Assets at Fair Value.............................................      105,563       61,752
       3.  Funding Status...................................................      (65,855)     (92,876)
       4.  Unrecognized Net Transition Obligation...........................       80,834       85,442
       5.  Unrecognized Prior Service Cost..................................      --           --
       6.  Unrecognized Net (Gain)/Loss as of November 30...................      (13,961)      (3,035)
       7.  Prepaid/(Accrued) Pension Expense................................        1,018      (10,469)

    Additional Liability as of November 30,

                                                                                 1995         1994
                                                                              -----------  -----------
       1.  Projected Accumulated Benefit Obligation.........................  $   158,049  $   138,467
       2.  Fair Value of Assets.............................................      105,563       61,752
       3.  Projected Funded Status..........................................       52,486       76,715
       4.  Prepaid/(Accrued) Pension Exp....................................        1,018      (10,469)
       5.  Additional Liability.............................................       53,504       66,246

    For financial reporting purposes a pension plan is considered unfunded when the fair value of the plan assets is less than the accumulated benefit obligation. When that is the case a minimum pension liability must be recognized for the sum of the unfunded amount plus any prepaid pension cost. An intangible asset can be recorded as an offset to the extent of unrecognized prior service cost and unrecognized transitional obligation.

NOTE 17. RELOCATION AND SETUP EXPENSE

    The Company relocated its entire plant from Brooklyn, New York to Harrison, New Jersey during June thru September 95. During this period of time production was interrupted, merchandise was damaged and there was a big turnover in labor. At the same time the company was moving into the new plant the new 8 color press was being assembled and tested. The press initially had substantial problems because the manufacturer did not build it correctly to specifications. A tremendous amount of paper was wasted and manpower and customer goodwill was damaged. These non- recurring expenses totaled over one million dollars. The 8 color press has been modified and is functioning close to specifications although there are still some modifications to do.

NOTE 18. EXTRAORDINARY GAIN

    The company in a simultaneous transaction settled the mortgage on the factory building in Brooklyn and sold the building to an unrelated third party resulting in a capital gain of $1,372,652. The transaction needed the approval of the RTC which was received and was completed in July 1995.

NOTE 19.CONSOLIDATED SCHEDULE OF LONG TERM DEBT--LASER MASTER INT'L INC. AND WHOLLY OWNED SUBSIDIARIES--NOVEMBER 30,

                                                                                      1995
                                                                                  ------------
Merrill Lynch--Line of credit--30 day commercial paper plus 2.6% effect. rate
  8.2%--Collateralized by accounts receivable...................................  $  1,178,858

Bell Atlantic Lease--14.2%--Monthly principal payments of $5,437 maturing
  6/96--Collateralized by color separating equip................................        38,063

Mortgage Payable--Nat West Bank--9%--Monthly principal payments of $3,889
  maturing 11/30/02 Collateralized by 2nd mortgage on factory bldg..............       700,000

NJ EDA Tax Exempt Bond--72% of Libor Rate--Effect. rate 5.6%-- Monthly principal payments begin 8/1/96 thru 7/31/04 at $33,750 per month--Collateralized by the
  8 color printing press........................................................     3,600,000

NJ EDA Tax Exempt Bond--72% of Libor Rate--Monthly principal payments begin
  8/1/95 thru 7/31/14 approx. $9,000 per month-- Effective rate
  5.6%--Collateralized by factory building Harrison, New Jersey.................     2,115,000
                                                                                  ------------

Total...........................................................................  $  7,631,921

Less current portion............................................................     1,738,589
                                                                                  ------------

Total...........................................................................  $  5,893,332
                                                                                  ------------
                                                                                  ------------

NOTE 20. LITIGATION

    The Company initiated a lawsuit against HBE Leasing contending that HBE overcharged interest and other charges during the time the Company borrowed funds. HBE Leasing originally had a mortgage on the factory building in Brooklyn, New York. When the company refinanced the building in 1987 it had to pay off the HBE mortgage. However, this mortgage was additional security for HBE in connection with an equipment lease at that time. It is the company's contention that in order to pay off HBE the company was required to pay an exorbitant amount even though it was part of a negotiated settlement. The relief sought by the company is punitive in the sum of $1,000,000 plus legal fees.

    HBE initiated a counter claim against the company for $400,000 in actual damages as a result of claimed alleged misrepresentation and punitive damages in the sum of $2,200,000. In addition, the same relief is sought against Mendel Klein as guarantor. In the opinion of management the company has meritorious legal and factual defenses to the claims made in this litigation, therefore the outcome is not likely to have a material adverse impact on the company's earnings, financial condition or liquidity.

NOTE 21. CARRYFORWARD OF NET OPERATING LOSSES

    The company has available as benefits to reduce future Federal income taxes, subject to applicable limitations, the following net operating loss carry-forwards and tax credits:

                                                                      TAX NET
                                                                   OPERATING LOSS  INVESTMENT
YEAR EXPIRES                                                        CARRYFORWARD   TAX CREDIT
-----------------------------------------------------------------  --------------  -----------
1996.............................................................        --            15,736
1997.............................................................        --            27,005
1998.............................................................        --            24,957
1999.............................................................        --            13,452
2000.............................................................        --            --
2001.............................................................        82,019        --
2010.............................................................       147,101        --
                                                                   --------------  -----------
Total............................................................    $  229,120     $  81,150
                                                                   --------------  -----------
                                                                   --------------  -----------

NOTE 22.RECONCILIATION BETWEEN STATUTORY TAX RATE AND EFFECTIVE TAX RATE

                                                                          FISCAL YEAR ENDED
                                                                       -----------------------
                                                                        11/30/95    11/30/94
                                                                       ----------  -----------
Prov. computed at statutory rate.....................................  $  (60,845) $   100,729
Tax effect of loss carryforward......................................  $   --      $  (100,729)
Alternative Minimum Tax..............................................  $   --      $    39,163
                                                                       ----------  -----------
Effective tax........................................................  $   --      $    39,163

NOTE 23.DEBT MATURITIES IN THE FIVE YEAR PERIOD FOLLOWING
       NOVEMBER 30, 1995

11/30/96........................................................  $1,738,589
11/30/97........................................................  $ 561,668
11/30/98........................................................  $ 566,668
11/30/99........................................................  $ 561,668
11/30/00........................................................  $ 561,668
Thereafter......................................................  $3,641,660

NOTE 24. STOCKHOLDER LOAN

    The principal stockholder extended the company a loan of $260,065 at a rate of 8% in order to help secure an addition to the already existing line of credit from Merrill Lynch. The loan is not subject to any repayment schedule.

NOTE 25. INDUSTRY SEGMENT INFORMATION

                                                                     1995           1994
                                                                 -------------  -------------
Sales to Unaffiliated Customers:
  Printing.....................................................  $   8,432,284  $   8,158,051
  Real Estate..................................................        368,110        112,885
                                                                 -------------  -------------
Total..........................................................  $   8,800,394  $   8,270,936
Earnings (loss) from Operations:
  Printing.....................................................  $  (1,344,380) $   1,010,732
  Real Estate..................................................       (207,229)      (282,691)
                                                                 -------------  -------------
Total..........................................................  $  (1,551,609) $     728,041
Identifiable Assets:
  Printing.....................................................  $   9,189,712  $  11,409,962
  Real Estate..................................................      4,671,533      3,391,891
                                                                 -------------  -------------
Total..........................................................  $  13,861,245  $  14,801,853
Capital Expenditures:
  Printing.....................................................  $   3,354,855  $     288,731
  Real Estate..................................................         66,521      2,615,193
                                                                 -------------  -------------
Total..........................................................  $   3,421,376  $   2,903,924
Depreciation & Amortization Exp.
  Printing.....................................................  $     476,791  $     413,349
  Real Estate..................................................        150,839        105,652
                                                                 -------------  -------------
Total..........................................................  $     627,630  $     519,001

NOTE 26. SHORT TERM INVESTMENTS

    In 1995 the company adopted Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securites. The statement requires that investments in such securities be designated as trading, held-to-maturity or available-for-sale. The adoption did not have a material impact on the company. The fair market value of the investments at year end equaled the cost.

NOTE 27. SHORT TERM INVESTMENTS--RESTRICTED

    The above account consists of a very short term United States Treasury Bill Fund with 30 day maturities. The account is restricted for the purpose of funding a sinking fund toward the payment of NJ EDA obligations.

NOTE 28. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash paid during the year for:

                                                                           1995        1994
                                                                        ----------  ----------
Interest..............................................................  $  503,614  $  339,091
Income Taxes..........................................................      --      $   15,000

    Non-cash investing and financing activities:

                                                                         1995         1994
                                                                      ----------  ------------
Long term debt related to the acquisition of prop.
  & equip...........................................................      --      $  2,150,000

NOTE 29. DIVIDEND RESTRICTIONS

    The Company's credit agreement with Nat West Bank N.J. prohibits the payment of cash dividends without the prior consent of the bank.

NOTE 30. INTEREST INCOME & OTHER NET

    The following is a schedule of the items in this account:

                                                                          11/30/95   11/30/94
                                                                          ---------  ---------
Interest Income.........................................................  $  22,268  $  67,034
Dividend Income.........................................................     31,496     50,960
Realized Capital Losses.................................................     --        (24,195)
                                                                          ---------  ---------
Total...................................................................  $  53,764  $  93,799

NOTE 31. SUBSEQUENT EVENT--PROPOSED PRIVATE PLACEMENT OFFERING

    The Company has entered into a letter of intent in connection with a proposed private placement offering for the sale of 1,000,000 shares of Common Stock at $1.00 per share to private investors.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     AS OF

                                                                                                        RESTATED
                                                                                        NOVEMBER 30   NOVEMBER 30
                                                                                           1994           1993
                                                                                       -------------  ------------
ASSETS

CURRENT ASSETS:
Cash in Bank.........................................................................  $   2,016,717   $  908,458
Short Term Investments--Note 26......................................................        504,539    1,245,908
Accounts Receivable--Net Notes 4.....................................................      1,430,450    1,877,925
Merch. Invent.--Note 2 and 5.........................................................        403,650      253,020
Prepaid Expenses.....................................................................         58,070       39,355
Sundry Receivable....................................................................         12,437       --
                                                                                       -------------  ------------
TOTAL CURRENT ASSETS.................................................................  $   4,425,863   $4,324,666
                                                                                       -------------  ------------
FIXED ASSETS:--Note 2
Factory Building and Improvements--Note 6............................................  $   4,491,867   $1,876,674
Land--Factory Site...................................................................        255,000       40,000
Mach'y & Equip.--Note 7..............................................................      4,843,690    4,769,959
Engraving Invent.--Note 9............................................................        878,456      878,456
Installation Cost....................................................................      1,051,193    1,051,193
Furniture & Fixtures.................................................................         79,782       79,782
                                                                                       -------------  ------------
TOTAL................................................................................  $  11,599,988   $8,696,064
LESS: Accumulated Depreciation--Note 8...............................................      5,582,402    5,063,401
                                                                                       -------------  ------------
TOTAL FIXED ASSETS...................................................................  $   6,017,586   $3,632,663
                                                                                       -------------  ------------
OTHER ASSETS:
Deferred Charges--Note 3.............................................................  $     168,565   $   --
Deposit as Security..................................................................         11,160       11,160
Deposit on Bldg......................................................................       --            215,000
Deposit on Machinery--Note 24........................................................        600,000       --
Short Term Investments--Note 27......................................................      3,553,357       --
Intangible Asset--Note 16............................................................         66,246       68,316
                                                                                       -------------  ------------
TOTAL OTHER ASSETS...................................................................  $   4,399,328   $  294,476
                                                                                       -------------  ------------
TOTAL ASSETS.........................................................................  $  14,842,777   $8,251,805
                                                                                       -------------  ------------
                                                                                       -------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     AS OF

                                                                                                        RESTATED
                                                                                        NOVEMBER 30   NOVEMBER 30
                                                                                           1994           1993
                                                                                       -------------  ------------
LIABILITIES

CURRENT LIABILITIES:
Accounts Payable.....................................................................  $     318,161   $  370,469
Accrued Expenses & Taxes Payable.....................................................        594,061      279,591
Current Portion of Long Term Debt--Note 19...........................................      1,010,562      372,461
                                                                                       -------------  ------------
TOTAL CURRENT LIABILITIES............................................................  $   1,922,784   $1,022,521
                                                                                       -------------  ------------
LONG TERM LIABILITIES:
Non-Current Portion of Long Term Debt--Note 19.......................................  $   8,172,928   $2,756,620
Other Accrued Expenses--Note 16......................................................         66,246       68,316
                                                                                       -------------  ------------
TOTAL LONG TERM LIABILITIES..........................................................  $   8,239,174   $2,824,936
                                                                                       -------------  ------------
TOTAL LIABILITIES....................................................................  $  10,161,958   $3,847,457
                                                                                       -------------  ------------
STOCKHOLDERS' EQUITY:
Capital Stock--Authorized 8,000,000 shares--1 cent par value Issued &
  Outstanding--5,958,335 shares at 11/30/94 and 11/30/93.............................  $      59,583   $   59,583
Additional Capital Paid in Excess of Par.............................................      2,141,984    2,141,984
Retained Earnings....................................................................      2,479,252    2,202,781
                                                                                       -------------  ------------
TOTAL STOCKHOLDERS' EQUITY...........................................................  $   4,680,819   $4,404,348
                                                                                       -------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................................................................  $  14,842,777   $8,251,805
                                                                                       -------------  ------------
                                                                                       -------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENT

                              FOR THE YEARS ENDING

                                                                         NOVEMBER 30   NOVEMBER 30   NOVEMBER 30
                                                                             1994          1993          1992
                                                                         ------------  ------------  ------------
REVENUES:
Product Revenues.......................................................   $8,158,051    $9,237,340    $7,268,413
Rental Income..........................................................      112,885       110,594       105,608
                                                                         ------------  ------------  ------------
TOTAL REVENUES.........................................................   $8,270,936    $9,347,934    $7,374,021
COST OF SALES:
Cost of Product Revenues...............................................   $5,470,249    $6,205,018    $5,142,661
Cost of Rental Income..................................................      409,012       145,219       125,634
                                                                         ------------  ------------  ------------
TOTAL COST OF SALES....................................................   $5,879,261    $6,350,237    $5,268,295
                                                                         ------------  ------------  ------------
GROSS PROFIT...........................................................   $2,391,675    $2,997,697    $2,105,726
                                                                         ------------  ------------  ------------
OPERATING EXPENSES:
Selling Expenses.......................................................   $  964,412    $  738,655    $  320,478
Gen'l & Adm Expenses...................................................      699,222     1,169,781       863,198
                                                                         ------------  ------------  ------------
TOTAL OPERATING EXPENSES...............................................   $1,663,634    $1,908,436    $1,183,676
                                                                         ------------  ------------  ------------
OPERATING INCOME.......................................................   $  728,041    $1,089,261    $  922,050
                                                                         ------------  ------------  ------------
Interest Expense.......................................................   $  506,206    $  330,784    $  421,414
Interest Income & Other Net............................................      (93,799)      (43,360)      (36,490)
                                                                         ------------  ------------  ------------
Income Before Inc. Tax Exp.............................................   $  315,634    $  801,837    $  537,126
Provision for Income Taxes.............................................       39,163        30,000        15,750
                                                                         ------------  ------------  ------------
NET INCOME.............................................................   $  276,471    $  771,837    $  521,376
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------
EARNINGS PER SHARE.....................................................          .05           .13           .09
                                                                         ------------  ------------  ------------
                                                                         ------------  ------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY

                         FOR EACH OF THE THREE YEARS IN
                                THE PERIOD ENDED
                               NOVEMBER 30, 1994

                                                               COMMON     ADDITIONAL
                                                    COMMON      STOCK      PAID-IN       RETAINED
                                                    SHARES     AMOUNT      CAPITAL       EARNINGS       TOTAL
                                                  ----------  ---------  ------------  ------------  ------------
Bal. 12/1/91....................................   5,725,000  $  57,250  $  2,067,316  $    909,568  $  3,034,134
Net Income......................................                                            521,376       521,376
                                                  ----------  ---------  ------------  ------------  ------------
Bal. 11/30/92...................................   5,725,000  $  57,250  $  2,067,316  $  1,430,944  $  3,555,510

Bal. 12/1/92....................................   5,725,000  $  57,250  $  2,067,316  $  1,430,944  $  3,555,510
Net Income......................................                                            771,837       771,837
Capital Contrib.................................     233,335      2,333        74,668                      77,001
                                                  ----------  ---------  ------------  ------------  ------------
Bal. 11/30/93...................................   5,958,335  $  59,583  $  2,141,984  $  2,202,781  $  4,404,348

Bal. 12/1/93....................................   5,958,335  $  59,583  $  2,141,984  $  2,202,781  $  4,404,348
Net Income......................................                                            276,471       276,471
                                                  ----------  ---------  ------------  ------------  ------------
Bal. 11/30/94...................................   5,958,335  $  59,583  $  2,141,984  $  2,479,252  $  4,680,819

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                              FOR THE YEARS ENDED

                                                                         NOVEMBER 30    NOVEMBER 30   NOVEMBER 30
                                                                            1994           1993           1992
                                                                        -------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income..........................................................  $     276,471  $     771,837   $  521,376
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Depreciation & Amortization.........................................        519,001        508,369      532,676
INCREASE (DECREASE) IN CASH FLOWS FROM OPERATIONS RESULTING FROM
  CHANGES IN:
  Accounts Receivable.................................................        447,475       (304,143)    (268,751)
  Inventories.........................................................       (150,630)        48,765        2,467
  Prepaid Expenses....................................................        (18,715)        (3,183)      13,430
  Loan Receivable.....................................................       --              258,420     (108,749)
  Sundry Receivable...................................................        (12,437)      --             --
  Accounts Payable....................................................        (52,308)       102,371      (95,547)
  Accrued Expenses....................................................        314,470        105,301       58,149
                                                                        -------------  -------------  ------------
NET CASH PROVIDED BY OPERATIONS.......................................  $   1,323,327  $   1,487,737   $  655,051
                                                                        -------------  -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (Purchase) of short term investments............................  $  (2,811,988) $    (945,908)  $ (300,000)
  Fixed Assets........................................................     (2,903,924)      (322,541)    (440,812)
  Other Assets........................................................       (553,565)      (215,000)      16,573
                                                                        -------------  -------------  ------------
NET CASH USED IN INVESTING............................................  $  (6,269,477) $  (1,483,449)  $ (724,239)
                                                                        -------------  -------------  ------------
CASH FLOW PROVIDED FROM (USED FOR) FINANCING ACTIVITIES:
  Proceeds Long Term Borrowing........................................  $   6,388,101  $    --         $  116,876
  Repayments..........................................................       (333,692)      (142,039)    (111,406)
  Capital Contributed.................................................       --               77,000       --
                                                                        -------------  -------------  ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.............................  $   6,054,409  $     (65,039)  $    5,470
                                                                        -------------  -------------  ------------
NET INCREASE (DECREASE) IN CASH.......................................  $   1,108,259  $     (60,751)  $  (63,718)
Cash at beginning of year.............................................        908,458        969,209    1,032,927
                                                                        -------------  -------------  ------------
Cash at end of year...................................................  $   2,016,717  $     908,458   $  969,209
                                                                        -------------  -------------  ------------
                                                                        -------------  -------------  ------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

NOTE 1. GENERAL

    The consolidated financial statements include the accounts of Laser Master International Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The company was founded in 1981 and prints for the textile industry and the gift wrap paper industry. The company sells its products and services nationwide through its direct sales force and resellers. In addition the Company has a real estate division that rents space in the factory buildings owned by the Company.

    Name and brief description of companies under common control:

    A.  FLEXO-CRAFT PRINTS INC.

        The company has for approximately 13 years been engaged in the business of commercial printing and engraving, utilizing a laser technique. The company principally prints an extensive line of patterns and designs which are sold to industrial customers engaged in the manufacture of textile products and gift wrap paper.

    B.  185 FRONT STREET REALTY CORP.

        This company owns and operates the four story factory building at the subject location. As a separate corporate entity, it has leased the two floors to Flexo-Craft Prints Inc for $5,000 per month thru July 31, 1995. Flexo-Craft pays its own utilities and water and occupies 20,000 sq. ft. The two other floors are rented to unaffiliated companies. One tenant occupies the second floor comprising 10,500 sq. ft. and is playing a flat rent of $4,375 per month thru April 30, 1996 plus utilities and water. The other tenant is paying $3,282 per month and is occupying the 3rd floor comprising 10,500 sq. ft. The lease expires February 28, 1997. The cost of the building is $1,884,163 and the accumulated depreciation is $692,265 at November 30, 1994. There is no contingent rental income for any periods for which an income statement is presented.

        The minimum rental income expected from noncancelable leases:

AT NOVEMBER 30,
-----------------------------------------------------------------------------
1995.........................................................................    $    91,884
1996.........................................................................         61,259
1997.........................................................................          9,846
1998.........................................................................        --
1999.........................................................................        --
Subsequent years.............................................................        --
                                                                               ---------------
Minimum Rental Payments......................................................    $   162,989
                                                                               ---------------
                                                                               ---------------

    C.  HARRISON REALTY CORP.

        This company owns and operates a 240,000 sq. ft. factory building in Harrison, New Jersey. There are two unaffiliated tenants currently occupying 49% of the space. Flexo-Craft is expected to be moving to this location sometime during 1995. One tenant occupies 62,600 sq. ft. and pays $14,338 per month plus utilities and water with the lease expiring June 30, 1999. The other tenant occupies 53,600 sq. ft. and pays $14,517 per month plus utilities and water with the lease expiring January 1, 2000. Each of these two tenants are responsible for their percentage of real estate tax increases for the terms of their leases.

        The cost of the building is $2,607,704 and the accumulated depreciation is $44,805 at November 30, 1994. There is no contingent rental income for any of the periods in which an income statement is presented.

        The minimum rental income expected from noncancelable leases:

AT NOVEMBER 30,
--------------------------------------------------------------------------------
1995............................................................................   $  331,743
1996............................................................................      346,260
1997............................................................................      346,260
1998............................................................................      346,260
1999............................................................................      274,570
Subsequent years................................................................       14,517
                                                                                  ------------
Minimum Rental Payments.........................................................   $1,659,610
                                                                                  ------------
                                                                                  ------------

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

    (A) Revenue Recognition:

           Sales are recorded when title passes (either at shipment or customer acceptance). Rental Income is earned based on tenant occupancy per leases on the accrual basis.

    (B) Inventory valuation:

           Inventories are stated at the lower of cost (first-in, first-out) or market.

    (C) Depreciation of fixed assets is calculated on the straight line method based on estimated useful lives of 31 1/2 years for buildings and improvements and 10 years for machinery, equipment and furniture.

    (D) Financial Statement Restatement:

           The balance sheet for 1993 was restated to recognize minimum pension liability and establish a related intangible asset as required by SFAS
       87. There was no effect on net income, earnings per share or stockholders equity.

    (E) Income Taxes:

           Effective December 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This statement requires the use of the asset and liability approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized on temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect with such amounts are realized or settled. The Company previously accounted for income taxes in conformity with SFAS No.
       96. The adoption of this statement did not have a material effect on the Company's 1994 financial statements and prior years financial statements were not restated.

    (F) Intercompany Transactions:

           All intercompany transactions have been eliminated.

NOTE 3. DEFERRED CHARGES

    The above account consists principally of costs that were incurred upon the financing of the Company's factory building in Harrison, New Jersey and the new 8 color printing press. The financing was done through a tax exempt bond issue through the New Jersey Economic Development Authority. These costs include EDA fees, legal fees, other professional fees and other closing costs. The costs are being amortized over the length of the loans based on using a straight line method of amortization.

NOTE 4. ACCOUNTS RECEIVABLE

    The account on the balance sheet of Laser Master International Inc. referred to as "Accounts Receivable--Net" represents amounts due from customers for goods sold and delivered on a current basis. The accounts receivable so stated are encumbered to Merrill Lynch. Bad debts are written off as they occur and an allowance for doubtful accounts has been established in the amount of $75,287 or 5% of gross accounts receivable.

NOTE 5. INVENTORIES

    Inventories at November 30th summarized by major classification were as follows:

                                                                           1994        1993
                                                                        ----------  ----------
Raw material & components.............................................  $  284,612  $  162,419
Work-in-process.......................................................      57,681      62,894
Finished goods........................................................      61,357      27,707
                                                                        ----------  ----------
                                                                        $  403,650  $  253,020
                                                                        ----------  ----------
                                                                        ----------  ----------

    Work in process and finished goods inventories consist of material, direct labor and overhead associated with the manufacturing process.

NOTE 6. FACTORY BUILDING AND IMPROVEMENTS

    One of the wholly owned subsidiaries of the company. 185 Front Street Realty Corp., owns the land and the building situated at 185 Front Street, Brooklyn, New York. The building is encumbered by a mortgage obtained from Morsemere Federal Savings & Loan Association. In addition, Harrison Realty Corp. has purchased a factory building in Harrison, New Jersey, which had a first mortgage on it by National Westminster Bank N.J. and the New Jersey EDA.

NOTE 7. MACHINERY AND EQUIPMENT

    The machinery and equipment is owned by the wholly owned subsidiary Flexo-Craft Prints Inc. It consists of various pieces of heavy equipment, the acquisition of which has been financed on an individual basis at the time of purchases and installation. For details of these encumbrances, reference is made to the consolidated schedule of total debt.

NOTE 8. DEPRECIATION

    FIXED ASSETS ARE STATED AT COST. Depreciation is computed by applying the straight-line method to individual items. Where accelerated depreciation methods are used for tax purposes, deferred income taxes may be recorded. Maintenance and repairs were charged to expenses as incurred.

                                                           11/30/94     11/30/93    11/30/92
                                                         ------------  ----------  ----------
Depreciation charged to Cost of Sales..................  $    488,577  $  359,218  $  532,676

    The annual depreciation rates used are as follows:

Building and Improvements....................................          3%
Machinery and Equipment......................................       6.67 %     -             10 %
Furniture and Fixtures.......................................         10%

NOTE 9. ENGRAVING INVENTORY

    The company's principal operating subsidiary, Flexo-Craft Prints Inc. is engaged in the printing of designs and patterns which by means of a laser engraving process grooves are engraved on a rubber sleeve which is coated on a metal cylinder which is then attached to the printing machine. Ink is then placed in the groove portions and printed on paper currently up to six colors.

    In order to present to the trade a wide selection of proprietary patterns and designs, the company maintains a constant library of approximately 5,000 sleeves. In case of obsolete or discontinued designs, sleeves become reusable after mechanically grinding flat the old pattern and vulcanizing the surface.

    For accounting purposes, an obsolescence factor is charged based on the entire cost of discontinued patterns, exclusive of the extended life of the reusable rubber sleeves. Historically this method results in a provision for depreciation of 10% per year of the total library inventory of complete patterns on sleeves.

NOTE 10. INCOME TAXES

    The Financial Accounting Standards Board has issued Statement No. 109, "Accounting for Income Taxes", effective for fiscal years beginning at December 1992. Effective December 1, 1993 the Company adopted the statement which requires an asset and liability approach to financial accounting and reporting of income taxes. The difference between the financial and tax basis of assets and liabilities is determined annually.

    Deferred income taxes and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to effect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset that will, more likely than not, be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets or liabilities. The current tax provision is because the Company is subject to the alternative minimum tax.

    The components of the deferred tax asset (liability) are summarized as follows:

                                                                                       1994
                                                                                    ----------
Tax credit carryforwards..........................................................  $   83,787
Net operating loss carryforwards..................................................      25,426
Other.............................................................................      17,886
Valuation Allowance...............................................................     (53,018)
                                                                                    ----------
Net deferred tax assets...........................................................  $   74,081
                                                                                    ----------
Deferred Tax Liabilities:
Accelerated depreciation..........................................................  $   74,081
                                                                                    ----------
Total net deferred tax assets.....................................................  $   --
                                                                                    ----------
                                                                                    ----------

NOTE 11. ACCRUED EXPENSES

    Accrued Expenses consist of the following:

                                                                           1994        1993
                                                                        ----------  ----------
Interest..............................................................  $  329,454  $  162,339
Real Estate Tax.......................................................     134,822      28,683
Salaries..............................................................      36,040      16,816
Corporate Taxes.......................................................      24,163       7,500
Payroll Taxes.........................................................       9,950       5,135
Pension...............................................................      10,469      22,102
Other.................................................................      49,163      37,016
                                                                        ----------  ----------
Total.................................................................  $  594,061  $  279,591
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 12. REMUNERATION OF DIRECTORS AND OFFICERS

                                                                      ANNUAL
     NAME           CAPACITY IN WHICH REMUNERATION WAS RECEIVED       SALARY
---------------  -------------------------------------------------  ----------
Mendel Klein     President, Treasurer, Chairman of the Board        $  125,000

Leah Klein       Vice President, Secretary, Director                   -0-

Mirel Spitz      Vice President, Office Manager, Director              -0-

    Mr. Mendel Klein, pursuant to an employment contract entered into with the company which became effective upon completion of the public offering, receives an annual salary of $125,000. Additionally, Mr. Klein will participate in group life, accident and hospitalization insurance, provide for all key employees, and he will have the use of a company owned automobile. No other officer or director has a contract of employment with the company. There are no consulting agreements in existence between the company and any officers.

NOTE 13. CONTINGENT LIABILITIES

    The Company is contingently liable to National Westminster Bank of New Jersey for letters of credit in the amount of $8,272,877 issued in conjunction with the New Jersey Tax Exempt Bonds which financed the company's new factory building and 8 color press. Nat West Bank has a lst lien on the assets of

Harrison Realty and 2nd and 3rd liens on the assets of Flexo-Craft. At year end the Company was in violation of one of the loan covenants and Nat West waived the violation. Per the loan agreement the company is prohibited from paying cash dividends.

NOTE 14. EARNINGS PER SHARE--5,958,335 SHARES COMMON STOCK--PAR VALUE $0.01

    Earnings per common and common equivalent share have been computed using the weighted average share of common stock and common stock equivalents outstanding during the periods.

                                                                   11/30/94     11/30/93     11/30/92
                                                                  -----------  -----------  -----------
Net earnings per share--
Primary.........................................................   $     .05    $     .13    $     .09
Fully diluted...................................................         .05          .13          .09
Book value per share--
Primary.........................................................         .77          .73          .62
Fully diluted...................................................         .77          .73          .60

NOTE 15. ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts are written off as they occur. An allowance for doubtful accounts has been established in the amount of 5% of accounts receivable or $75,287.

NOTE 16. PENSION PLAN

    The Company has a non contributory defined benefit pension plan covering all eligible employees began in 1993. The plan provides for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement.

    The benefits payable under the plan are generally determined on the basis of an employees length of service and earnings. The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined and tax deductible.

    The plan covers all salaried and hourly employees of the Company except those covered under a collective bargaining agreement. Eligible employees participate in the plan after completing one year of service and attaining age
21. The benefit formula is 22.75% of average pay plus 22.75% average pay in excess of covered compensation reduced proportionately for years of service less than 35. Pension Plan Assets are primarily invested in short and intermediate term cash investments.

    ASSUMPTIONS:

    The present value of benefits used to determine the net periodic pension cost, the projected benefit obligation and the accumulated benefit obligation are based on the following actuarial information:

1. Mortality...................................  1983-A
2. Discount Rate:..............................  7.50% Compounded Annually
3. Withdrawal..................................  Not used
4. Salary Projection:..........................  3% per year
5. Return on Plan Assets:......................  7.50% Compounded Annually
6. Increase in 415 Limit:......................  3.0%

    ASSET VALUATION METHOD: FAIR MARKET VALUE

    Net Periodic Pension Cost for Fiscal Year Ended:

                                                                            1994       1993
                                                                          ---------  ---------
1. Service Cost.........................................................  $   9,902  $   9,799
2. Interest Cost........................................................     10,097      9,412
3. Return on assets.....................................................     (2,451)     3,256
4. Net Amort. & deferral................................................       (899)     6,146
                                                                          ---------  ---------
  Net Pension Cost......................................................  $  21,551  $  22,102
                                                                          ---------  ---------
                                                                          ---------  ---------

    Reconciliation of Funding Status:

                                                                         1994         1993
                                                                      -----------  -----------
1. Projected Benefit Obligation.....................................  $  (154,628) $  (144,710)
2. Assets at Fair Value.............................................       61,752       31,019
3. Funding Status...................................................      (92,876)    (113,691)
4. Unrecognized Net Transition Obligation...........................       85,442       90,050
5. Unrecognized Prior Service Cost..................................      --           --
6. Unrecognized Net (Gain)/Loss as of November 30...................       (3,035)       1,539
7. Prepaid/(Accrued) Pension Expense................................      (10,469)     (22,102)

    Additional Liability as of November 30,

                                                                           1994        1993
                                                                        ----------  ----------
1. Projected Accumulated Benefit Obligation...........................  $  138,467  $  121,437
2. Fair Value of Assets...............................................      61,752      31,019
3. Projected Funded Status............................................      76,715      90,418
4. Prepaid/(Accrued) Pension Exp......................................     (10,469)    (22,102)
5. Additional Liability...............................................      66,246      68,316

    For financial reporting purposes a pension plan is considered unfunded when the fair value of the plan assets is less than the accumulated benefit obligation. When that is the case a minimum pension liability must be recognized for the sum of the unfunded amount plus any prepaid pension cost. An intangible asset can be recorded as an offset to the extent of unrecognized prior service cost and unrecognized transitional obligation.

NOTE 17. OPTIONS

    The company sold 233,335 warrants to the First Princeton Capital Corp. as consideration for arranging financing through a second mortgage on the company's building. The warrants were exercised at $.33 per share. Each warrant entitles the holder to obtain one share of stock. The warrants were exercised on Dec. 17, 1992 and the company received $77,001 in exchange for 233,335 shares of unregistered stock.

NOTE 18. REFINANCING

    In August 1987, the company obtained a 2.5 million dollar mortgage from Morsemere Federal Savings & Loan Association. The interest rate is variable, beginning with 9 3/4% and at 6 month intervals will be adjusted to a rate 4% above the weekly average yield on six-month U.S. Treasury Bills, as of two weeks prior to each adjustment date. The payments were based upon a 25 year pay-out schedule. The proceeds of the loan were used to pay off an existing mortgage to HBE Leasing and First Princeton Capital the balance was used for working capital. Morsemere Federal Savings and Loan Association was taken over by the FDIC in August 1992 and has stopped billing and collections on loan activities. Therefore Laser Master is accruing the mortgage interest but currently is not paying it. Laser Master has attempted to renegotiate the mortgage with Morsemere and subsequently the lenders who bought the mortgage from the Resolution Trust Corporation. The negotiations were unsuccessful but mortgage interest and real estate taxes have been accrued.

    The mortgage is on the factory building in Brooklyn which is owned by 185 Front Street Realty Corp. The mortgage is not guaranteed by Laser Master, Flexo-Craft or Harrison Realty nor by Mendel Klein. Flexo-Craft Prints Inc. which occupies two floors is expecting to move during 1995 or early 1996 at the latest. Negotiations have been difficult because the mortgage has been sold several times and currently it is with a new company called Amresco located in Texas. 185 Front Street Realty Corp. is the only guarantor of the mortgage and this factory building is its only significant asset.

    The company issued a tax exempt bond issue through the New Jersey EDA for $5,750,000. The interest rate is 72% of the Libor rate plus facility fees. The effective interest rate is 5.7%.

NOTE 19.CONSOLIDATED SCHEDULE OF LONG TERM DEBT--LASER MASTER INT'L INC. AND WHOLLY OWNED SUBSIDIARIES--NOVEMBER 30,

                                                                                            1994          1993
                                                                                        ------------  ------------
Knutson Mortgage Corp. (Previously Morsemere) 4% above six month treasury bill rate--Effective rate 8%--30 year mortgage--Collateralized by Brooklyn factory bldg................................................................................  $  2,373,278  $  2,394,136
Merrill Lynch--Equipment loan 1 1/2% above prime--Effective rate 10 1/2%-- Monthly principal installments of $6,558 thru May 96--Collateralized by two 6-color
  presses.............................................................................       117,939       260,750
Merrill Lynch--Line of credit--30 day commercial paper plus 2.6% effect. rate
  8.2%--Collateralized by accounts receivable.........................................       755,297       131,568
Bell Atlantic Lease--14.2%--Monthly principal payments of $5,437 maturing
  11/96--Collateralized by color separating equip.....................................       130,476       195,726
G.E. Capital--14.9%--Monthly principal payments of $5,650 maturing 9/95--
  Collateralized by roll grinder/image converter......................................        56,500       146,901
NJ EDA Tax Exempt Bond--72% of Libor Rate--Effect. rate 5.7%-- Monthly principal payments begin 8/1/96 thru 7/31/04 at $33,750 per month--Collateralized by the 8
  color printing press................................................................     3,600,000       --
NJ EDA Tax Exempt Bond--72% of Libor Rate--Monthly principal payments begin 8/1/95 thru 7/31/14 approx. $9,000 per month--Effective rate 5.7%--Collateralized by
  factory building Harrison, New Jersey...............................................     2,150,000       --
                                                                                        ------------  ------------
Total.................................................................................  $  9,183,490  $  3,129,081
Less current portion..................................................................     1,010,562       372,461
                                                                                        ------------  ------------
Total.................................................................................  $  8,172,928  $  2,756,620
                                                                                        ------------  ------------
                                                                                        ------------  ------------

NOTE 20. LITIGATION

    The Company initiated a lawsuit against HBE Leasing contending that HBE overcharged interest and other charges during the time the Company borrowed funds. HBE Leasing originally had a mortgage on the factory building in Brooklyn, New York. When the company refinanced the building in 1987 it had to pay off the HBE mortgage. However, this mortgage was additional security for HBE in connection with an equipment lease at that time. It is the company's contention that in order to pay off HBE the company was required to pay an exorbitant amount even though it was part of a negotiated settlement. The relief sought by the company is punitive in the sum of $1,000,000 plus legal fees.

    HBE initiated a counter claim against the company for $400,000 in actual damages as a result of claimed alleged misrepresentation and punitive damages in the sum of $2,200,000. In addition, the same relief is sought against Mendel Klein as guarantor. In the opinion of management and its outside council the company has meritorious legal and factual defenses to the claims made in this litigation, therefore the outcome is not likely to have a material adverse impact on the company's earnings, financial condition or liquidity.

NOTE 21. CARRYFORWARD OF NET OPERATING LOSSES

    The company has available as benefits to reduce future Federal income taxes, subject to applicable limitations, the following net operating loss carry-forwards and tax credits:

                                                                      TAX NET
                                                                   OPERATING LOSS  INVESTMENT
YEAR EXPIRES                                                        CARRYFORWARD   TAX CREDIT
-----------------------------------------------------------------  --------------  -----------
1995.............................................................        --         $   2,237
1996.............................................................        --            15,736
1997.............................................................        --            27,005
1998.............................................................        --            24,957
1999.............................................................        --            13,852
2000.............................................................        --            --
2001.............................................................    $   82,019        --
                                                                   --------------  -----------
Total............................................................    $   82,019     $  83,787
                                                                   --------------  -----------
                                                                   --------------  -----------

NOTE 22. RECONCILIATION BETWEEN STATUTORY TAX RATE AND EFFECTIVE TAX RATE

                                                                   FISCAL YEAR ENDED
                                                         -------------------------------------
                                                          11/30/94     11/30/93     11/30/92
                                                         -----------  -----------  -----------
Prov. computed at statutory rate.......................  $   100,729  $   272,625  $   198,373
Tax effect of loss carryforward........................  $  (100,729) $  (272,625) $  (198,373)
Alternative Minimum Tax................................  $    39,163  $    30,000  $    15,750
                                                         -----------  -----------  -----------
Effective tax..........................................  $    39,163  $    30,000  $    15,750

NOTE 23. DEBT MATURITIES IN THE FIVE YEAR PERIOD FOLLOWING NOVEMBER 30, 1994

    11/30/95....................................................  $1,010,562
    11/30/96....................................................  $  595,883
    11/30/97....................................................  $  515,000
    11/30/98....................................................  $  520,000
    11/30/99....................................................  $  515,000
    Thereafter..................................................  $3,690,000

NOTE 24. DEPOSIT ON MACHINERY

    The Company is acquiring an 8 color printing press from Cobden Chadwick (UK) LTD for $3,000,000. As part of this transaction the company agreed to place a deposit of $600,000 with the manufacturer in England.

NOTE 25. INDUSTRY SEGMENT INFORMATION

                                                        1994           1993          1992
                                                    -------------  ------------  ------------
Sales to Unaffiliated Customers:
  Printing........................................  $   8,158,051  $  9,237,340  $  7,268,413
  Real Estate.....................................        112,885       110,594       105,608
                                                    -------------  ------------  ------------
Total.............................................  $   8,270,936  $  9,347,934  $  7,374,021
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Earnings (loss) from Operations:
  Printing........................................  $   1,010,732  $  1,089,239  $    904,012
  Real Estate.....................................       (282,691)           22        18,038
                                                    -------------  ------------  ------------
Total.............................................  $     728,041  $  1,089,261  $    922,050
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Identifiable Assets:
  Printing........................................  $  11,409,962  $  6,810,148  $  5,834,831
  Real Estate.....................................      3,391,891     1,373,341     1,434,188
                                                    -------------  ------------  ------------
Total.............................................  $  14,801,853  $  8,183,489  $  7,269,019
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Capital Expenditures:
  Printing........................................  $     288,731  $    302,052  $    417,920
  Real Estate.....................................      2,615,193        20,489        22,892
                                                    -------------  ------------  ------------
Total.............................................  $   2,903,924  $    322,541  $    440,812
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Depreciation & Amortization Exp.
  Printing........................................  $     413,349  $    299,641  $    474,477
  Real Estate.....................................        105,652        59,577        58,199
                                                    -------------  ------------  ------------
Total.............................................  $     519,001  $    359,218  $    532,676
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------

NOTE 26. SHORT TERM INVESTMENTS

    Short Term Investments are shown at lower of cost or market and consist of a short term bond fund. There are no unrealized losses at the year end. Effective for 1995 the Company will adopt SFAS #115, "Accounting for Certain Instruments in Debt and Equity Securities." The adoption is not expected to have a material impact on the company. Realized gains and losses are included in interest, dividend and other income, net.

NOTE 27. SHORT TERM INVESTMENTS--RESTRICTED

    The above account consists of a very short term United States Treasury Bill Fund with 30 day maturities. The account is restricted for the purpose of purchasing an 8 color printing press and related equipment. The proceeds in the account originated from the New Jersey EDA Bond Issue.

NOTE 28. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

    Cash paid during the year for:

                                                              1994        1993        1992
                                                           ----------  ----------  ----------
Interest.................................................  $  339,091  $  185,018  $  404,841
Income Taxes.............................................  $   15,000  $   22,500  $    7,500

    Non-cash investing and financing activities:

                                                                               1994         1993
                                                                           ------------     -----
Long term debt related to the acquisition of prop. & equip...............  $  2,150,000      --

NOTE 29. DIVIDEND RESTRICTIONS

    The Company's credit agreement with Nat West Bank N.J. prohibits the payment of cash dividends without the prior consent of the bank.

NOTE 30. INTEREST INCOME & OTHER NET

    The following is a schedule of the items in this account:

                                                               11/30/94   11/30/93   11/30/92
                                                              ----------  ---------  ---------
Interest Income.............................................  $   67,034  $  43,360  $  36,490
Dividend Income.............................................      50,960     --         --
Realized Capital Losses.....................................     (24,195)    --         --
                                                              ----------  ---------  ---------
Total.......................................................  $   93,799  $  43,360  $  36,490
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

                         PART I. FINANCIAL INFORMATION
                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                                        MAY 31,
                                                                                                         1996
                                                                                                     -------------
CURRENT ASSETS:
  Cash in Banks....................................................................................  $   1,689,366
  Marketable Securities............................................................................        374,149
  Accounts Receivable--Net.........................................................................      1,671,806
  Merchandise Inventory............................................................................      1,946,248
  Prepaid Expenses.................................................................................         89,986
                                                                                                     -------------
TOTAL CURRENT ASSETS...............................................................................  $   5,771,555
                                                                                                     -------------
FIXED ASSETS:
  Factory Building & Improvements..................................................................  $   4,691,369
  Land--Factory Site...............................................................................        215,000
  Machinery & Equipment............................................................................      8,830,246
  Engraving Inventory..............................................................................        878,456
  Installation Cost................................................................................      1,078,187
  Furniture & Fixtures.............................................................................        107,524
                                                                                                     -------------
TOTAL..............................................................................................  $  15,800,782
Less: Accum. Depreciation..........................................................................      6,007,748
                                                                                                     -------------
TOTAL FIXED ASSETS.................................................................................  $   9,793,034
                                                                                                     -------------
OTHER ASSETS:
  Deferred Charges.................................................................................  $      96,899
  Short Term Investments...........................................................................        382,778
  Intangible Asset.................................................................................         53,504
                                                                                                     -------------
TOTAL OTHER ASSETS.................................................................................  $     533,181
                                                                                                     -------------
TOTAL ASSETS.......................................................................................  $  16,097,770
                                                                                                     -------------
                                                                                                     -------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                  LIABILITIES

                                                                                                        MAY 31,
                                                                                                         1996
                                                                                                     -------------
CURRENT LIABILITIES:
  Accounts Payable.................................................................................  $     414,292
  Accrued Expenses & Taxes.........................................................................         12,936
  Current Portion of Long Term Debt................................................................        521,668
  Loan--Merrill Lynch..............................................................................      1,258,313
  Loan--Officer....................................................................................         81,800
                                                                                                     -------------
TOTAL CURRENT LIABILITIES..........................................................................  $   2,289,009
                                                                                                     -------------
LONG TERM LIABILITIES:
  Non-Current Portion of Long Term Debt............................................................  $   5,869,999
  Other Accrued Expenses...........................................................................         53,504
                                                                                                     -------------
TOTAL LONG TERM LIABILITIES........................................................................  $   5,923,503
                                                                                                     -------------
TOTAL LIABILITIES..................................................................................  $   8,212,512
                                                                                                     -------------
STOCKHOLDERS' EQUITY:
  Capital Stock--Authorized 50,000,000 Shares at 1c Par Value Issued and Outstanding 10,113,335....  $     101,133
    Shares at 5/31/96 Paid in Capital..............................................................      5,600,434
    Retained Earnings..............................................................................      2,183,691
                                                                                                     -------------
TOTAL STOCKHOLDERS' EQUITY.........................................................................  $   7,885,258
                                                                                                     -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY...........................................................  $  16,097,770
                                                                                                     -------------
                                                                                                     -------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                           FOR THE THREE MONTHS ENDED

                                                                                          MAY 31,       MAY 31,
                                                                                            1996          1995
                                                                                        ------------  ------------
REVENUES..............................................................................  $  2,539,976  $  2,431,738
                                                                                        ------------  ------------
Depreciation Expense..................................................................  $    150,921  $    120,328
Cost of Sales.........................................................................     1,431,998     1,636,752
                                                                                        ------------  ------------
TOTAL COST OF SALES...................................................................  $  1,582,919  $  1,757,080
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................  $    957,057  $    674,658
                                                                                        ------------  ------------
OPERATING EXPENSES:
  Selling Expenses....................................................................  $    777,399  $    499,033
  General & Administrative Expenses...................................................       167,641       159,583
                                                                                        ------------  ------------
TOTAL OPERATING EXPENSES..............................................................  $    945,040  $    658,616
                                                                                        ------------  ------------
NET EARNINGS--OPERATIONS..............................................................  $     12,017  $     16,042
  Interest Expense....................................................................       138,595        90,735
  Interest & Dividend Income..........................................................       (35,167)
                                                                                        ------------  ------------
NET EARNINGS BEFORE FIT...............................................................  $    (91,411) $    (74,693)
  Less: FIT Provision--Current........................................................       --             (7,500)
  Tax Effect of NOL Carryforward......................................................       --            --
                                                                                        ------------  ------------
NET EARNINGS FOR THE PERIOD...........................................................  $    (91,411) $    (67,193)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
EARNINGS PER SHARE*...................................................................  $       (.01) $       (.01)
                                                                                        ------------  ------------
                                                                                        ------------  ------------
DIVIDENDS PER SHARE...................................................................      -0-           -0-
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

* Earnings per share are based on 10,113,335 shares outstanding at May 31, 1996 and on May 31, 1995 5,958,335.

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                            FOR THE SIX MONTHS ENDED

                                                                                          MAY 31,       MAY 31,
                                                                                            1996          1995
                                                                                        ------------  ------------
REVENUES..............................................................................  $  4,694,211  $  4,432,423
                                                                                        ------------  ------------
Depreciation Expense..................................................................  $    267,349  $    242,472
Cost of Sales.........................................................................     2,650,148     2,864,875
                                                                                        ------------  ------------
TOTAL COST OF SALES...................................................................  $  2,917,497  $  3,107,347
                                                                                        ------------  ------------
GROSS PROFIT..........................................................................  $  1,776,714  $  1,325,076
                                                                                        ------------  ------------
OPERATING EXPENSES:
  Selling Expenses....................................................................  $  1,046,058  $    735,114
  General & Administrative Expenses...................................................       606,189       347,037
                                                                                        ------------  ------------
TOTAL OPERATING EXPENSES..............................................................  $  1,652,247  $  1,082,151
                                                                                        ------------  ------------
NET EARNINGS--OPERATIONS..............................................................  $    124,467  $    242,925
  Interest Expense....................................................................       276,238       226,527
  Interest & Dividend Income..........................................................       (35,167)
                                                                                        ------------  ------------
NET EARNINGS BEFORE FIT...............................................................  $   (116,604) $     16,398
  Less: FIT Provision--Current........................................................       --            --
  Tax Effect of NOL Carryforward......................................................       --            --
                                                                                        ------------  ------------
NET EARNINGS FOR THE PERIOD...........................................................  $   (116,604) $     16,398
                                                                                        ------------  ------------
                                                                                        ------------  ------------
EARNINGS PER SHARE*...................................................................          (.01) $        .00
                                                                                        ------------  ------------
                                                                                        ------------  ------------
DIVIDENDS PER SHARE...................................................................      -0-           -0-
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

* Earnings per share are based on 10,113,335 shares outstanding at May 31, 1996 and on May 31, 1995 5,958,335.

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

                        LASER MASTER INTERNATIONAL, INC.
                         AND WHOLLY OWNED SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                SIX MONTHS ENDED

                                                                                         MAY 31         MAY 31
                                                                                          1996           1995
                                                                                      -------------  -------------
Net Cash Flow From Operating Activities:
  Net Income........................................................................  $    (116,604) $      16,398
Items Reflected in Net Income Not Requiring Cash:
  Depreciation & Amortization.......................................................        267,349        242,472
                                                                                      -------------  -------------
                                                                                      $     150,745  $     258,870
Cash Flow Provided From Operations
  Accounts Receivable...............................................................  $     632,455  $    (199,765)
  Inventories.......................................................................     (1,240,283)      (565,871)
  Prepaid Expenses..................................................................            122          6,173
  Sundry Receivable.................................................................       --               12,437
  Accounts Payable..................................................................       (583,613)       249,650
  Accrued Expenses..................................................................        (53,051)      (125,523)
  Current Portion of Long Term Debt.................................................       --              (52,048)
                                                                                      -------------  -------------
Cash Flow Provided by Operations....................................................  $  (1,093,625) $    (416,077)
Cash Flow Provided from (used for) Investment Purposes:
  Additions to Fixed Assets.........................................................  $    (779,418) $  (4,344,445)
  Increase in Other Assets..........................................................       (217,365)       639,146
  Marketable Securities.............................................................        (18,765)     3,132,673
                                                                                      -------------  -------------
Total Cash Flow Provided from Investment Purposes...................................  $  (1,015,548) $    (572,626)
Cash Flow Provided From (used for) Financing Purposes:
  Payment of Debt...................................................................       (510,207)      (104,475)
  Capital Contributed...............................................................      3,500,000
                                                                                      -------------  -------------
Net Cash Flow.......................................................................  $     880,620  $  (1,093,178)
Cash and Cash Equivalents at Beginning of Period....................................        808,746      2,016,717
                                                                                      -------------  -------------
Cash and Cash Equivalents at End of Period..........................................  $   1,689,366  $     923,539
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     The accompanying notes to financial statements are an integral part of this statement and should be read in conjunction herewith.

NOTE 1.BASIS OF PREPARATION OF FINANCIAL STATEMENTS AND CONSOLIDATING
PRINCIPLES

    The consolidated financial statements include the accounts of Laser Master International Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    The company was founded in 1981 and prints for the textile industry and the gift wrap paper industry. The company sells its products and services nationwide through its direct sales force and resellers. In addition the company has a real estate division that rents space in the factory buildings owned by the company.

    All intercompany transactions and balances have been eliminated in accordance with established accounting principles.

    Name and brief description of companies under common control:

    1.  FLEXO-CRAFT PRINTS INC.

       This company has for approximately 15 years been engaged in the business of commercial printing and engraving, utilizing a laser technique. The company principally produces an extensive line of patterns and designs which are sold to industrial customers engaged in the manufacture of varied end products.

    2.  HARRISON REALTY CORP.

       This company owns and operates a 240,000 sq. ft. factory building in Harrison, New Jersey. There are two unaffiliated tenants currently occupying 49% of the space.

       a. METHOD OF ACCOUNTING FOR THE BUSINESS COMBINATION: This business combination has been accounted for as a reorganization under common control.

       b. PERIOD FOR WHICH RESULTS OF OPERATIONS OF THE MERGED COMPANIES ARE INCLUDED IN THE INCOME STATEMENT OF THE PARENT COMPANY:

           The income statement of Laser Master International Inc. reflects the result of its operations on a consolidated basis for the six months ended May 31, 1996 and May 31, 1995.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

    (a) The statements are prepared on the accrual basis of accounting.

    (b) Inventory valuation:

       Inventories are stated at the lower of cost (first-in, first-out) or market.

    (c) Depreciation of property, plant, equipment and furniture is calculated on the straight line method based on estimated useful lives of 10 to 33 years for buildings and improvements and 3 to 10 years for machinery, equipment and furniture.

    (d) Taxes:

       Laser Master International, Inc. is a "C" corporation with the Federal, State and City taxing authorities. All corporate taxes are accrued and paid on the corporate level.

NOTE 3. ACCOUNTS RECEIVABLE

    The account on the balance sheet of Laser Master International Inc. referred to as "Accounts Receivable--Net" represents amounts due from customers for goods sold and delivered on a current basis. The accounts receivable so stated are encumbered to one of the company's lenders.

NOTE 4. INVENTORIES

    The inventories are valued at the lower of cost or market on a first-in, first-out basis.

NOTE 5. FACTORY BUILDING AND IMPROVEMENTS

    One of the wholly owned subsidiaries of the company, Harrison Realty Corp., owns the land and the building situated at 1000 First Street, Harrison, New Jersey. The building is encumbered by a mortgage obtained from National Westminster Bank and the New Jersey EDA.

NOTE 6. MACHINERY AND EQUIPMENT

    The machinery and equipment is owned by the wholly owned subsidiary Flexo-Craft Prints Inc. It consists of various pieces of heavy equipment, the acquisition of which has been financed on an individual basis at the time of purchase and installation. For details of these encumbrances, reference is made to the consolidated schedule of total debt in the 10K.

NOTE 7. DEPRECIATION

    Property, plant and equipment is stated at cost. Depreciation is computed by applying the straight-line method to individual items. Where accelerated depreciation methods are used for tax purposes, deferred income taxes may be recorded. Maintenance and repairs were charged to expenses as incurred.

                                                                         05/31/96    05/31/95
                                                                        ----------  ----------
Depreciation charged to Cost of Sales.................................  $  267,349  $  242,472
                                                                        ----------  ----------
                                                                        ----------  ----------

    The annual depreciation rates used are as follows:

Building and Improvements.....................................       3%
Machinery and Equipment.......................................   10%-14.3%
Furniture and Fixtures........................................      10%

NOTE 8. ENGRAVING INVENTORY

    The company's principal operating subsidiary, Flexo-Craft Prints Inc. is engaged in the manufacture of designs and patterns which by means of a laser engraving process grooves are engraved on a rubber sleeve, and by means of a computer color separation (up to six colors) fabricate the matrix for the printing phase of operations.

    In order to present to the trade a wide selection of proprietary patterns and designs, the company maintains a constant library of approximately 5,000 sleeves. In case of obsolete or discontinued designs, sleeves become reusable after mechanically grinding flat the old pattern and vulcanizing the surface.

    For accounting purposes, an obsolescence factor is charged based on the entire cost of discontinued patterns, exclusive of the extended life of the reusable rubber sleeves. Historically this method results in a provision for depreciation of l0% per year of the total library inventory of complete patterns on sleeves.

NOTE 9. TAX LOSS CARRYFORWARD

    On November 30, l995 the company had a net operating loss carryforward of $229,120.

NOTE 10. REMUNERATION OF DIRECTORS AND OFFICERS

                                                                      ANNUAL
NAME                CAPACITY IN WHICH REMUNERATION WAS RECEIVED       SALARY
---------------  -------------------------------------------------  ----------
Mendel Klein     President, Treasurer, Chairman of the Board        $  100,000

Leah Klein       Vice President, Secretary, Director                   -0-

Mirel Spitz      Vice President, Office Manager, Director              -0-

    Mr. Mendel Klein, pursuant to an employment contract entered into with the company which became effective upon completion of the public offering, receives an annual salary of $100,000. Additionally, Mr. Klein will participate in group life, accident and hospitalization insurance, provide for all key employees, and he will have the use of a company owned automobile. No other officer or director has a contract of employment with the company. There are no consulting agreements in existence between the company and any officers.

NOTE 11. CONTINGENT LIABILITIES

    The Company is contingently liable to National Westminster Bank of New Jersey for letters of credit in the amount of $6,137,129 issued in conjunction with the New Jersey Tax Exempt Bonds which financed the company's new factory building and 8 color press. Nat West Bank has a 1st lien on the assets of Harrison Realty and 2nd and 3rd liens on the assets of Flexo-Craft. The company was in violation of one of the loan covenants with Nat West Bank, however the bank waived the violation.

NOTE 12.EARNINGS PER SHARE--10,113,335 SHARES COMMON STOCK--PAR VALUE $0.0L AT 5/31/96 AND 5,958,335 SHARES AT 5/31/95.

                                                                                SIX MONTHS ENDED
                                                                            ------------------------
                                                                             05/31/96     05/31/95
                                                                            -----------  -----------
Net earnings per share--..................................................   $    (.01)   $     .00

NOTE 13. ALLOWANCE FOR DOUBTFUL ACCOUNTS

    Bad debts are written off as they occur. An allowance for doubtful accounts has been established in the amount of $80,764 or 4% of accounts receivable.

NOTE 14. LITIGATION

    There are no legal proceedings other than that which was described in the Company's 10K.

NOTE 15. PRIVATE PLACEMENT

    During this quarter the company completed a private placement which resulted in net proceeds of $3,500,000 for the issuance of 4,000,000 additional shares of stock.

              MANAGEMENT'S COMPARATIVE DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                            FOR THE SIX MONTHS ENDED
                         MAY 31, 1996 AND MAY 31, 1995

                             RESULTS OF OPERATIONS

REVENUES

    For the six months ended May 31, 1996 revenues increased 6% from the prior year. This increase was primarily the result of increased sales volume through orders from existing customers and increased rental income from Harrison Realty.

GROSS PROFIT

    For the six months ended May 31, 1996 gross profit was 38% as compared to 30% for the same period in the previous year. The increase is a result of the fact that raw material prices have decreased.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased 25% for the six months ended May 31, 1996 over the same period for the previous year. This was as a result of the Company's attempt to generate additional sales volume through expanded promotional efforts and additional sales commissions and additional start up expenses because the company is gearing up for a higher sales volume in future periods due to the expected contributions from the 8 color press which began full operations in May.

INTEREST EXPENSE

    Interest expense increased for the first six months of 1996 as compared to the same period for the previous year. This was as a result of higher levels of debt.

FINANCIAL CONDITION AND LIQUIDITY

    The Company is well positioned to meet anticipated future capital requirements necessary for purchase of equipment and financing of current operations. At May 31, 1996 the Company had working capital of $3,482,546. Liquidity is sustained principally through funds provided from operations with unused bank lines of credit available to provide additional sources of capital when required. Management does not anticipate any difficulties in financing existing operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN THE ACCOMPANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT OR DEALER. NEITHER THE DELIVERY OF THE PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     4
Risk Factors..............................................................     6
Use of Proceeds...........................................................    10
Determination of Offering Price...........................................    10
Selected Financial Data...................................................    11
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    11
Business..................................................................    13
Management................................................................    17
Principal Holders.........................................................    19
Selling Stockholders......................................................    21
Certain Relationships and Related Transactions............................    22
Plan of Distribution......................................................    23
Description of Common Stock...............................................    24
Validity of Shares........................................................    25
Experts...................................................................    25
Interest of Named Experts and Counsel.....................................    25
Additional Information....................................................    25
Documents Incorporated by Reference.......................................    26
Indemnification...........................................................    26
Index to Consolidated Financial Statements................................   F-1

                              4,597,372 SHARES OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                        LASER MASTER INTERNATIONAL, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                OCTOBER 11, 1996


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------